UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2007

ROBCOR PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-126031	20-3215854
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

2005 Eastpark Boulevard

Cranbury, New Jersey 08512

(Address of Principal Executive Offices)

(609) 860-1500

Registrant’s Telephone Number, Including Area Code:

12890 Hilltop Road

Argyle, Texas 76226

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
ROBCOR PROPERTIES, INC.
TABLE OF CONTENTS

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K (the “Current Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect the current view about future events and financial performance based on certain assumptions.  They include opinions, forecasts, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact.  In some cases, forward-looking statements can be identified by words such as “may”, “can”, “will”, “should”, “could”, “expects”, “hopes”, “believes”, “plans”, “anticipates”, “estimates”, “predicts”, “projects”, “potential”, “intends”, “approximates” or the negative or other variation of such terms and other comparable expressions.  Forward-looking statements in this Current Report may include statements about:

•                  future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;

•                  capital requirements and the need for additional financing;

•                  the ability of the Company to develop commercially viable products;

•                  the ability of the Company to enter into successful collaborations with companies in the food and beverage and pharmaceutical industries;

•                  intellectual property rights of the Company and others, including actual or potential competitors;

•                  the outcome of regulatory submissions and approvals and clinical trials;

•                  the performance of any of the Company’s future products and their potential to generate revenues;

•                  our beliefs and opinions about the safety and efficacy of any of our future products and the results of our studies;

•                  development of new products;

•                  growth, expansion and acquisition strategies;

•                  the ability to enter into acceptable relationships with one or more contract manufacturers or other service providers on which the Company may depend and the ability of such contract manufacturers or other service providers to manufacture biologics or provide services of an acceptable quality on a cost-effective basis;

•                  current and future economic and political conditions;

•                  overall industry and market performance;

•                  competition;

•                  management’s goals and plans for future operations; and

•                  other assumptions described in this Current Report underlying or relating to any forward-looking statements.

The forward-looking statements in this Current Report are only predictions.  Actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described under “Risk Factors” and elsewhere in this Current Report.  No guarantee about future results, performance or achievements can be made.  These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.  The safe harbors for forward-looking statements provided by the Private Securities Litigation Reform Act are unavailable to issuers of “penny stock”.  Our shares may be considered a penny stock and, as a result, the safe harbors may not be available to us.

Item 1.01 Entry into a Material Definitive Agreement.

EXPLANATORY NOTE

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report to “we,” “us” and the “Company” are to Robcor Properties, Inc., a Florida corporation, together with its wholly-owned subsidiary, Redpoint Bio Corporation., a Delaware corporation.  Specific discussions or comments relating only to Robcor Properties, Inc. prior to the Merger reference “Robcor”, those relating only to Redpoint Bio Corporation reference “Redpoint” and those relating only to Robcor Acquisition Corp. reference “Merger Sub”.  Redpoint was originally incorporated under the name Linguagen Corp. in August 1995.

SUMMARY

Robcor Properties, Inc., a Florida corporation (“Robcor” or the “Company”), and its newly-formed subsidiary, Robcor Acquisition Corp., a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2007, by and among, Redpoint Bio Corporation, a privately-held Delaware corporation (“Redpoint”), on the one hand, and Robcor, Merger Sub, Robcor LLC, a Kentucky limited liability company and wholly-owned subsidiary of Robcor (“Robcor LLC”) and Halter Financial Investments, L.P., a Texas limited partnership (“Halter”), and Michael Heitz (“Heitz”), as stockholders of Robcor, on the other hand.  Pursuant to the Merger Agreement, Merger Sub, which we recently had incorporated in the state of Delaware for the purpose of completing the transaction, merged into Redpoint (the “Merger”) on March 12, 2007 (the “Closing” or the “Closing Date”) with Redpoint continuing as the surviving entity in the Merger.  As a result of the Merger, Redpoint became a wholly-owned subsidiary of the Company.  After receiving the requisite approval of the stockholders of Redpoint pursuant to a Written Consent and Waiver of Stockholders, Noteholders and Warrant Holders (the “Written Consent”), the Certificate of Merger was filed with the State of Delaware on March 12, 2007, at which time the Merger was deemed effective (the “Effective Time”).  At the Effective Time, each share of capital stock of Redpoint was converted into 2.7820 shares of common stock of Robcor.  All of Redpoint’s secured convertible promissory notes were extinguished and automatically converted, by virtue of the Merger, into the right to receive securities of Robcor in an amount determined pursuant to the Merger Agreement.

Concurrently with the completion of the Merger, Robcor received approximately $20,000,000 in gross proceeds from the initial closing of a private placement to accredited investors of common stock of Robcor, no par value (“Common Stock”) and warrants to purchase Common Stock (the “Offering”).  Pursuant to a Confidential Private Placement Memorandum (the “Memorandum”), Robcor issued an aggregate of approximately 24.7 million shares of Common Stock at a price of $0.81 per share, together with warrants to purchase approximately 6.2 million shares of Common Stock at an exercise price of $1.35 per share.  All subscription payments received from accredited investors were held in a non interest-bearing escrow account maintained by Signature Bank, New York, New York (“Escrow Agent”), pending both receipt and acceptance of payments of $20,000,000 (the “Minimum Offering Amount”) and the close of the Merger.  The initial closing of the Offering occurred on March 12, 2007, concurrently with the completion of the Merger.

As of the Closing Date, we acquired ownership of all of the outstanding capital stock of Redpoint.  In return, we issued shares of Common Stock resulting in a change in control of the Company.  Redpoint is a development stage biotechnology company which uses advanced technology to discover and develop novel taste enhancers for the food, beverage and pharmaceutical industries and, following the Merger, the business of Redpoint constitutes our only operations.  We experienced, as of the Closing Date, a change in control of our ownership, management and Board of Directors (the “Board of Directors”).

Immediately following the Merger, we owned 100% of the outstanding capital stock of Redpoint.  In connection with the Merger, we issued an aggregate of 35.1 million shares of Common Stock, after taking into account the shares of common stock, $0.0001 par value per share, of Redpoint (“Redpoint Common Stock”), shares of preferred stock, $0.0001 par value per share of, Redpoint (“Redpoint Preferred Stock”, and together with Redpoint Common Stock, collectively, “Redpoint Stock”), certain warrants, and convertible notes which were previously exercisable or convertible into shares of Redpoint Stock but pursuant to the Merger have become Robcor Common Stock.

Pursuant to the Put Option Agreement, dated May 9, 2006, by and among Halter, Robcor and Heitz, and the Exchange Agreement by and between Robcor and Heitz, dated March 12, 2007, at the Closing, Robcor distributed its entire membership interest in Robcor LLC to Heitz in exchange for Heitz’s 1,150,000 shares of Common Stock, which were cancelled upon the effectiveness of the Merger, and Heitz assumed all of the pre-Closing liabilities of Robcor LLC of any kind whatsoever immediately following the Closing (the “Spinoff”).

Prior to the Merger, Redpoint had adopted the Linguagen Corp. 2003 Stock Incentive Plan (the “2003 Stock Plan”) providing for the issuance of up to 2,345,000 shares of its common stock and had issued from such plan options exercisable into 1,950,413 shares of its common stock.  In connection with the Merger, Redpoint also adopted the Redpoint Bio Corporation 2007 Omnibus Equity Compensation Plan (the “2007 Plan”), which provides for the issuance of up to 13,511,562 shares of Common Stock, which is subject to change in the event the Company undertakes future financings or reorganizations, such as the anticipated reorganization described below.  Pursuant to the Merger, any outstanding grants under the 2003 Stock Plan were automatically converted into grants under the 2007 Plan, such that outstanding grants under the 2003 Stock Plan continued in effect in accordance with their terms as of the effective date of the 2007 Plan, and shares with respect to outstanding grants under the 2003 Stock Plan shall be issued or transferred under the 2007 Plan.  After giving effect to the exchange ratio relating to the Merger, outstanding options to purchase 1,950,413 shares of Redpoint common stock under the 2003 Stock Plan have become outstanding options to purchase 5,426,049 shares of Robcor Common Stock under the 2007 Plan. In addition, the Company granted options to purchase 4,874,517 shares of Robcor Common Stock in connection with the Merger. After the Closing of the Merger and the Offering, there are now outstanding options to purchase an aggregate of 10,300,566 shares of Robcor Common Stock under the 2007 Plan, the Company’s only equity plan now in effect.

In connection with the Offering, Redpoint engaged two placement agents. Each of the exclusive co-placement agents in the Offering are members of the National Association of Securities Dealers, Inc. and received commissions of 6% of the gross proceeds of the Offering, a nonaccountable marketing allowance of 1% of the gross proceeds of the Offering to defray marketing expenses, and a management fee of 3% of the gross proceeds of the Offering for providing certain services as co-lead placement agents; provided, however, that no cash compensation was paid with respect to shares and warrants sold to stockholders of Redpoint who were stockholders immediately prior to the consummation of the Merger.  The placement agents were entitled to reimbursement of their reasonable actual out-of-pocket expenses and received a five-year warrant to buy a number of shares of Robcor Common Stock equal to 10% of the number of shares of Common Stock sold in the Offering at an exercise price of $0.97 per share; provided, however, no warrants were issued to the placement agents with respect to shares and warrants sold to existing Redpoint stockholders.

Additional closings of the Offering may be held until the earlier of April 6, 2007 or the completion of the sale of up to an aggregate maximum gross proceeds of $28,000,000.  In addition, this amount may be increased by $5,000,000 to cover any over-allotments (the “Over-Allotment Option”).  The net proceeds of the private placement shall be used for the Company’s research and development activities and working capital purposes.

In connection with the Merger and pursuant to the Written Consent, the existing Redpoint stockholders approved the amendment and restatement of Redpoint’s Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate”).

Also, the Company plans on entering into a merger agreement with Redpoint whereby Robcor will merge with and into Redpoint in order to (i) change the domicile of Robcor from a Florida corporation to a Delaware corporation, (ii) change the name of Robcor to “Redpoint Bio Corporation”, and (iii) effect a reverse stock split of the shares of Robcor Common Stock.  This anticipated reorganization merger will occur prior to the filing of a registration statement registering shares of our Common Stock issued in the Offering.

We believe that the issuances of our Common Stock in connection with the Merger and Offering were exempt from registration under Section 4(2) of the Securities Act.

A copy of the Merger Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 12, 2007.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As disclosed elsewhere in this Current Report, on March 12, 2007, a new wholly-owned subsidiary of Robcor, Merger Sub, merged with and into Redpoint with Redpoint continuing as the surviving entity in the Merger.  As a result of the Merger, Redpoint became a wholly-owned subsidiary of Robcor.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like Robcor was immediately before the transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined Company after the Merger, except that information relating to periods prior to the date of the Merger only relate to the party specifically indicated.

DESCRIPTION OF BUSINESS

About Redpoint Bio

General

Following the Merger, the business of Redpoint constitutes our only operations.  Redpoint is a development stage biotechnology company using advanced technology to discover and develop novel taste enhancers and aversive taste blockers for the food and beverage and pharmaceutical industries.  Our discovery programs capitalize on advances in taste science and our know-how to create new products.  We believe these products may have the potential to make processed foods and beverages healthier and enhance the acceptability, safety and efficacy of many types of pharmaceutical products.  We have developed an integrated discovery platform and identified prototype compounds for both enhancement of sweet and savory taste and blocking bitter taste.  To leverage our technology in the food and beverage markets, we intend to partner with major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers through strategic collaborations and licensing agreements.  In addition, we plan to use our technology to discover aversive taste blockers, principally to develop a pipeline of proprietary taste-modified pharmaceutical products.  We may develop such products ourselves or partner with pharmaceutical companies who are seeking to extend the patent life or enhance the performance of their products.  We have identified several categories of products where patient acceptability, or the potential for novel formulation options, are currently limited due to the intense bitter or other aversive taste of the active pharmaceutical ingredient.  We plan to incorporate the proprietary bitter taste or aversive taste blockers found through our discovery programs with drugs of proven safety and efficacy to create novel, valued-added formulations.  We currently own or have exclusive licenses to 6 issued U.S. patents and 19 pending U.S. applications and one issued foreign patent and 16 foreign applications.  We have not yet developed any products that are commercially available.

Our research and development efforts are currently focused upon the identification of two novel compounds for taste modification.  We are working to identify a compound that can be used to enhance the taste of both sweet and savory flavors in a wide variety of food and beverage applications.  Additionally, we are working to identify a compound that could act as a universal bitter taste blocker for use both in our pharmaceutical product pipeline and for collaborative formulation development programs with major pharmaceutical companies.  We intend to design our compounds to be safe and effective in minute quantities, and to be able to incorporate them into food and pharmaceutical products through the GRAS (Generally Recognized as Safe) determination/notification process.  Although the GRAS process involves extensive testing to insure safety in use, the overall time required (estimated to be 18-24 months) and development costs incurred (estimated to be $1-2 million per compound) are modest compared to the size of the accessible markets.  Moreover, a single GRAS-determined taste enhancer can potentially be used in a wide range of food applications.  In addition, a GRAS determination is heavily relied upon by the Food and Drug Administration (FDA) to evaluate the safety and inclusion of flavor modifiers into pharmaceutical products.  A single aversive taste blocker can potentially be used to create a multitude of new drug formulations that in many cases may be patentable in their own right.  New drug product or product variations will require FDA approval through the new drug approval, or NDA, process.  We believe there may be additional potential applications for our technology for the modification of aversive taste sensations in food products, as well as potential for discovering novel compounds for other pharmaceutical applications.

Scientific Background

The five basic taste senses include sweet, savory, bitter, salt and sour.  The sweet, savory, and salt tastes are appetitive, while the bitter and sour tastes are aversive.  Sequencing of the human genome has led to the identification of the molecular receptors and signal transduction components responsible for the sense of taste.  As outlined in the illustration on the inside cover of this Memorandum, sweet, savory and bitter tastants are sensed by binding to GPCR receptors on the taste cell surface, initiating a signaling cascade that is ultimately sensed in the brain as taste.  Generally, individual cells express one type of GPCR and sense a single type of tastant (e.g. sweet substances like sugar, aspartame, sucralose, etc.).  However, the signaling cascade downstream of the GPCR receptor is common to sweet, savory, and bitter sensing cells.

An important component in downstream taste signaling is an ion channel called TRPM5.  Published scientific studies from the laboratory of our scientific founder, Robert Margolskee, M.D. Ph.D., have shown that a mouse in which the TRPM5 gene has been deleted, or “knocked out”, has seriously impaired ability to taste sweet, savory, or bitter compounds.  Consequently, we reasoned that an enhancer of this key signaling component would potentially function as a context-dependent taste enhancer, which may be able to enhance the sweet taste in products like soft drinks where sugar is the predominant flavoring agent.  Conversely, a TRPM5 blocker could potentially function as a universal bitter blocker to block the bitter taste of the active pharmaceutical ingredient in drug formulations.

We have developed an integrated discovery platform incorporating several proprietary and other modern drug discovery and flavor development tools including molecular biology, engineered cell assays, high-throughput screening, cheminformatics, synthetic chemistry, pharmacology and taste testing model systems. We have used our platform to discover potent and specific compounds that are able to specifically modulate the TRPM5 channel in a model taste cell system and that respectively function as TRPM5 signal enhancers or blockers.  We believe that it will be possible through a process of iterative chemical modification (i.e., the same type of lead optimization process used to find new drugs) to discover GRAS-approvable compounds that can be used in food, beverage, and pharmaceutical products.

Food and Beverage Applications

Our taste enhancer program is focused on the discovery and development of a novel, GRAS-determinable compound that will enable a significant reduction in the quantity of sugar, savory flavors and salt required to flavor beverages and processed foods.  Sugar and salt are the principal flavoring agents in most beverages and processed foods.  Excess consumption of sugar and salt are linked to health problems that are a major driver of increased healthcare costs.  This motivates both government and consumer demand for healthier, good-tasting products that do not contain excessive sugar and salt.  We seek to identify taste enhancers that potentially reduce both food ingredient costs and lower the calorie and salt content of many food and beverage products.  One major potential application is the combination of our taste enhancer with reduced quantities of sugar or other nutritive sweeteners to lower the caloric content of soft drinks.  Additional opportunities exist in other applications such as prepared foods, dairy products, soups, gravies and confectionary products.  Our commercialization strategy for our taste enhancer program is to form exclusive licensing agreements with major ingredient suppliers or food and beverage manufacturers in exchange for R&D funding, development milestones and product royalties.

We initiated our TRPM5 taste enhancer discovery program in 2005.  Since then we have discovered and applied for patents on prototype lead series developed in model taste cell systems. In taste model systems, our prototype compounds enhance a model taste signal generated via the TRPM5 channel by over five times. Our prototype compounds are chemically diverse and highly specific enhancers for the TRPM5 channel, suggesting the feasibility of the discovery and development program.  We plan to obtain R&D support for the continued development of the taste enhancer program through collaboration with major ingredient, food or beverage manufacturers. We publicly presented initial data on our taste enhancer program at the American Chemical Society meeting in March 2006.  This has led to numerous discussions with major ingredient, food and beverage companies.  Based on the current level of interest, we anticipate formation of an enhancer partnership in the first half of 2007, although no assurance can be made that we will successfully consummate any such agreement.

Novel Pharmaceutical Formulations

We are also focusing on identifying bitter blocking compounds for incorporation into novel drug formulations that could offer significant advantages over existing products in terms of improved patient acceptability and compliance, as well as potential efficacy and safety benefits.  We initiated our TRPM5 bitter blocker discovery program in 2004. Since then we have discovered and applied for patents on prototype lead series developed in model taste cell systems. In taste model systems, our prototype compounds are able to block the signal generated through the TRPM5 channel at concentrations of a few parts per million. Although our prototype compounds will require additional chemical optimization to create commercially viable products, our prototype compounds are chemically diverse and highly specific blockers of the TRPM5 channel, suggesting the feasibility of the discovery and development program.

Taste problems with medicines have traditionally been addressed by the addition of sugar and flavoring agents, a marginally effective approach, which we believe has limited market applications.  The most prevalent aversive taste in pharmaceutical products is bitterness.  We have a novel biochemical approach to blocking the signaling pathway for bitter taste that enables the formulation of products that cannot be made using conventional taste masking technology.  We believe that the reformulation of off-

patent prescription drugs with improved taste and/or a novel technology can potentially generate significant sales with less risk, as compared with novel drugs, because the clinical efficacy of the active pharmaceutical ingredient, or API, is proven, and the safety profile of the API is well understood.

We have identified a number of product opportunities, which include new liquid formulations of prescription and OTC pharmaceutical products with improved taste that may offer better patient acceptability and compliance, and innovative products that generally could offer a new drug delivery route through absorption in the mouth.  We plan to develop and market these formulations ourselves, and also form partnerships with major pharmaceutical companies.  Specifically, we plan to collaborate with major pharmaceutical and OTC companies to create new formulations, life cycle products or line extensions of patented, off-patent, prescription or OTC products in exchange for licensing fees and product royalties.  We also plan to collaborate with pharmaceutical companies to address taste issues associated with new drugs in development.

Redpoint History

Redpoint was incorporated in August 1995 under the name of Linguagen Corp., based on the pioneering work of its scientific founder Robert Margolskee, M.D., Ph.D.  Dr. Margolskee is Professor of Neuroscience and Pharmacology at the Mount Sinai School of Medicine.  His laboratory has made major discoveries in the molecular biology of taste signaling pathways.  We have obtained exclusive licenses to key technology patents, covering discoveries in his laboratory, from the Mount Sinai School of Medicine.  Originally we were focused on broadening the application of natural products such as nucleotides for food and pharmaceutical taste modification applications.

Since our November 2003 Series A financing, we successfully recruited a professional management and scientific team with extensive experience in biotechnology, pharmaceutical discovery and product development, and refocused our research efforts on the discovery of proprietary compounds acting through novel biochemical mechanisms, either as enhancers acting for sweet and savory tastes, or as bitter blockers for pharmaceutical applications.

Since refocusing our efforts, we have made key advances in the discovery of prototype compounds for both sweet and savory taste enhancement and pharmaceutical product bitter blocking. We have filed patent applications covering both aspects of our discovery technology and chemical compositions of matter for active compounds. In order to drive our discovery programs, we built an integrated discovery platform incorporating many state-of-the art tools and capabilities pioneered in the pharmaceutical industry, including capabilities in molecular biology, biochemistry, pharmacology, high throughput screening, electrophysiology, cheminformatics, and transgenic/operant animal models. We complement these capabilities with sensory testing and regulatory affairs expertise, to complete a platform for the discovery and development of proprietary compounds for use in pharmaceutical, prescription, OTC, food and beverage products.  We are located in Cranbury, New Jersey in the heart of the New Jersey biotechnology corridor and presently have 24 full time employees.

Industry Overview

We believe our taste technology approach is applicable to a wide range of food and pharmaceutical products representing many and diverse competitive companies and approaches.  The life sciences and other technology industries are characterized by rapid technological change, and the area of sensory or taste research is a rapidly evolving field.  Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our taste enhancers or aversive taste blockers and technologies, as well as our pharmaceutical formulations, becoming obsolete.

We face substantial competition from companies pursuing the commercialization of products and services relevant to taste using various methods for the discovery of taste enhancers and aversive taste blockers.  These competitors include leading flavor companies, such as International Flavors & Fragrances Inc., Givaudan SA, Symrise and Firmenich.  Among food manufacturers, we are aware that at least Nestlé has an active program cloning and expressing receptors for in vitro screening assays.  In addition, Senomyx is a public biotechnology company taking a biochemical approach to taste modulation in both foods and pharmaceutical products.  Senomyx is principally focused in the area of taste enhancement for food products and uses a high throughput screening technology and synthetic chemistry to discover novel flavor enhancers, which it licenses to end users in the food industry.  Senomyx was initially focused on sweetness and savory flavor enhancers, but is now also developing programs to discover bitter blockers for food and pharmaceutical products.  Chemcom is another company that is developing a biotechnology approach to finding novel taste enhancers.  We currently compete and will continue to compete in the future with these companies in collaborating with and selling flavor products and technologies to manufacturers of packaged food and beverage products.

We also face substantial competition from a number of companies in the pharmaceutical formulations industry.  Taste masking has a long history in the pharmaceutical industry.  A traditional method of taste masking for pharmaceutical products is to mix the active pharmaceutical ingredient with flavorings and sugar syrup to mask unpleasant taste. This approach is most commonly used for pediatric liquid formulations, as well as many over-the-counter cough-cold remedies.  FlavorRx supplies flavors at drug store pharmacies that can be compounded by the pharmacist to make certain liquid formulations more palatable.  In the pharmaceutical sector there are a number of drug delivery companies that have developed proprietary taste masking technologies.  These competing technologies and companies include OraSolv and DuraSolv from CIMA Labs (recently acquired by Cephalon), MicroCaps and Liquitard from Eurand, FlavorTech and MicroMask from KV Pharmaceuticals, EnVel from Cardinal Health and WOWTab from Yamanouchi.  Most of these more sophisticated approaches utilize some form of physical approach to sequester the active pharmaceutical ingredient away from the taste receptors on the tongue.  These include coating the drug, microencapsulation, immobilization, use of cyclodextran carriers, or stabilization of the drug in a micellar or insoluble phase, as a means of taste masking.  These physical approaches to taste masking have several limitations:

•                                          Cost.  Developing a successful taste-masked formulation using physical taste masking is dependent on the physical properties of the drug.  Consequently, each formulation has to be approached as a unique formulation problem, which is a costly proposition.

•                                          Limited Effectiveness.  The physical methods have only limited effectiveness and are practically ineffective in blocking the bitter taste of many drugs.

•                                          Quantity of Drug Substance Delivered.  In most applications the quantity of sequestering agent required to achieve effective taste masking ranges from approximately equivalent to somewhat more in amount than the active pharmaceutical ingredient in the dose.  This leads to a significant increase in the formulated dose size. This is a problem for some liquid formulations in key applications such as HIV antiviral agents, where it would be highly desirable to have a liquid dosage form, but where massive dosages of very bitter drugs must be ingested on a daily basis.  In contrast, Redpoint’s bitter blockers are designed to work through a biochemical mechanism, so that we expect that only minute amounts of bitter blocker need to be added to the active pharmaceutical ingredient in order to obtain the desired bitter-blocking effect.

•                                          Limiting Pharmacokinetics.  Physical sequestration methods tend to simultaneously limit both taste sensation and level of absorption that can be achieved in the mouth.  Consequently, these methods are not well suited to rapid-acting formulations where rapid absorption of the drug in the oral cavity is desired.  Rapidity of action is a highly desirable characteristic for many types of drugs, particularly pain medications, anti-emetics, anti-asthmatic formulations, and others.

To our knowledge, no drug delivery companies are using the knowledge of taste at the molecular level to develop programs to identify biochemical bitter blockers or other aversive taste blockers.  Biochemical bitter or other aversive taste blockers are expected to have a number of key advantages as summarized below:

•                                          Effective: Redpoint’s biochemical taste blocking technology is designed to work specifically on key elements of the bitter and other aversive taste signal chains.  Our compounds are being designed to be effective in very small quantities and so qualify for approval through the GRAS process as flavoring agents.  We estimate that only a very small quantity of one of our taste blockers should be required to block the aversive taste of a typical drug formulation containing 20 milligrams or more of an active pharmaceutical ingredient, or API.

•                                          Safe: The relatively small quantities of biochemical taste blockers used in a drug formulation, coupled with their topical activity in the mouth, mitigates against any systemic effects either owing to the aversive taste blocker itself or to interactions with the API.  These factors are expected to enable GRAS approval of our bitter or other aversive taste blockers.

•                                          Enabling: Redpoint’s aversive taste blockers used in small quantities will enable the development of palatable oral dosage forms not previously practicable for many APIs, such as liquids, chewable tablets, or powders for liquid suspension. Equally important, new dosage forms such as orally disintegrating (fast-dissolve) tablets, buccal strips, and lozenges will be enabled allowing the oral delivery of drugs that might otherwise have significant first pass hepatic metabolism, a principal source of adverse drug interaction effects.

•                                          Cost Effective: The small quantity of taste blocker relative to the API load in the formulation is expected to have minimal impact on total cost of goods. In many cases a reduction in cost of goods will be enabled through simplification of the excipient system, such as reduced sweetener and flavor levels. In addition, the quantity of API required in an orally absorbed dosage form may be significantly reduced, lowering API costs of goods.

•                                          Formulation Friendly:  Owing to the minute quantities of bitter or other aversive taste blocker that we anticipate will be required to create improved formulations, fewer physical and chemical stability issues are expected relative to conventional taste masking approaches.

Many of the abovementioned companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities than us.

We may in the future face competition from life sciences and other technology companies and other commercial enterprises. These entities engage as we do in biotechnology, biology or chemistry and could apply this technology to the discovery and development of taste enhancers and aversive taste blockers and new formulations of pharmaceutical products.  We cannot guarantee that products developed as a result of our competitors’ existing or future collaborations will not compete with our taste enhancers and aversive taste blockers and new pharmaceutical formulations.

Universities and public and private research institutions are also potential competitors.  While these organizations primarily have educational objectives, they may develop proprietary technologies related to the sense of taste or secure patent protection that we may need for the development of our technologies and products.  We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or discovering taste enhancers and aversive taste blockers that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete. In addition, it is likely that any of our future product discovery and development collaborators would not be prohibited from entering into research and development collaboration agreements with third parties in any product field. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below and all other information contained in this Current Report before deciding to invest in shares of our Common Stock.  While all risks and uncertainties that the Company believes to be material to its business and therefore the value of our Common Stock are described below, it is possible that other risks and uncertainties that affect our business will arise or become material in the future.

If we are unable to effectively address these risks and uncertainties, our business, financial condition or results of operations could be materially and adversely affected.  In this event, the value of our Common Stock could decline and you could lose part or all of your investment.

Risks Related To Our Business and Our Industry

Redpoint is a development-stage company. We have incurred losses since inception and expect to incur significant net losses in the foreseeable future and may never become profitable.

Since our inception we have incurred significant losses and negative cash flows from operations.  As of December 31, 2006, we had an accumulated deficit of $22.3 million, and anticipate incurring additional losses for at least the next several years.  We expect to spend significant resources over the next several years to enhance our technologies and to fund research and development of our pipeline of potential products.  We have not generated significant revenues in any particular year since our inception.  To date, substantially all of our revenue has been derived from corporate collaborations, license agreements, and government grants.  In order to achieve profitability, we must develop products and technologies that can be commercialized by us or through future collaborations.  Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our product candidates, which may include conducting pre-clinical and clinical tests, obtaining necessary regulatory approvals, and manufacturing and marketing our product candidates.  There can be no assurance that any such events will occur or that we will ever become profitable.  Even if we do achieve profitability, we cannot predict the level of such profitability.  If we sustain losses over an extended period of time, we may be unable to continue our business.

We will need substantial additional funding to develop our products and for our future operations.  If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development of our product candidates will require a commitment of substantial funds, in excess of the proceeds of the Offering, to conduct the costly and time-consuming research, which may include pre-clinical and clinical testing, necessary to obtain regulatory approvals and bring our products to market.  We believe the net proceeds from the Offering will satisfy our planned capital needs through December 2008, but our activities will be limited.  Our future capital requirements will depend on many factors, including:

•                                          the progress of our research and development programs, including our ability to discover and develop taste enhancers and aversive taste blockers;

•                                          our ability, or our partners’ ability and willingness, to formulate these taste enhancers and aversive taste blockers into food, beverage and pharmaceutical products;

•                                          the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights;

•                                          the progress, scope and results of our pre-clinical and clinical testing of any future  pharmaceutical products;

•                                          the time and cost involved in obtaining regulatory approvals;

•                                          the cost of manufacturing our product candidates;

•                                          competing technological and market developments; and

•                                          our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

There can be no assurance that we will not need additional capital sooner than currently anticipated.

We will need to raise substantial additional capital to fund our future operations.  We cannot be certain that additional financing will be available on acceptable terms, or at all.  In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue.  To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted.  If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock.  Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business.  If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

We are an early stage company and currently have no products available for sale, license or use.  Our product candidates require additional research, development, testing, expert reviews and/or and regulatory approvals before marketing.  We may be unable to develop, obtain regulatory approval or market any of our product candidates.  If our product candidates are delayed or fail, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We are in the early stage of product development and we are dependent on new discoveries.  We currently do not sell or license any products to third parties and do not expect to have any products commercially available for several years, if at all.  You must evaluate us in light of the uncertainties and complexities affecting an early stage biotechnology company. Our product candidates require additional research and development, pre-clinical testing, clinical testing (for our pharmaceutical products) and regulatory review and/or approvals clearances before marketing. There are many reasons that our product candidates may fail or not advance to commercialization, including the possibility that:

•                                          our product candidates may be ineffective, unsafe or associated with unacceptable side effects;

•                                          our product candidates may fail to receive the necessary regulatory approvals or otherwise fail to meet applicable regulatory standards;

•                                          experts may not agree that our food product candidates are generally recognized as safe;

•                                          our product candidates may be too expensive to develop, manufacture or market;

•                                          other parties may hold or acquire proprietary rights that could prevent us or our potential collaborators from developing or marketing our product candidates;

•                                          physicians, patients, third-party payers or the medical community in general may not accept or use our contemplated pharmaceutical products;

•                                          our potential collaborators may withdraw support for or otherwise impair the development and commercialization of our product candidates; or

•                                          others may develop equivalent or superior products.

In addition, we may not succeed in developing taste enhancers and aversive taste blockers with the appropriate attributes required for use in successful commercial products. Successful taste enhancers and aversive taste blockers require, among other things, appropriate biological activity, including the correct taste enhancer and aversive taste blocker properties for the product application, an acceptable safety profile, including lack of toxicity or allergenicity, and appropriate physical or chemical properties, including relative levels of stability, volatility and resistance to heat. Successful taste enhancers and aversive taste blockers must also be cost-efficient. We may not be able to develop taste enhancers and aversive taste blockers that meet these criteria.

If our product candidates are delayed or we fail to successfully develop and commercialize our product candidates, our financial condition may be negatively affected, and we may have to curtail or cease our operations.

We may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect our ability to develop and commercialize our product candidates.

A key element of our food and beverage strategy is to commercialize our taste enhancers through product discovery and development collaborations with major ingredient suppliers and/or end users.  Our pharmaceutical strategy includes developing our own taste-improved drug formulations as well as establishing collaborations and licensing agreements with major pharmaceutical, over-the-counter and generic companies. We may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize our product candidates. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates.  Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials for our pharmaceutical formulations, and potentially the obtaining of regulatory approvals and marketing and distribution of any successfully developed products.  Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs.  As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development, our business could be negatively affected.  To the extent we undertake any of these activities internally, our expenses may increase.

In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements.  Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us.  Because such agreements may be exclusive, we may not be able to enter into a collaboration agreement with any other company covering the same product field during the applicable collaborative period.  In addition, our collaborators’ competitors may not wish to do business with us at all due to our relationship with our collaborators.  If we are unable to enter into additional product discovery and development collaborations, our ability to sustain or expand our business will be significantly diminished.

If we or our collaborators are unable to obtain and maintain the GRAS determination or regulatory approval required before any taste enhancers or aversive taste blockers can be incorporated into products that are sold, we would be unable to commercialize our taste enhancers and aversive taste blockers and our business would be adversely affected.

In the United States, the development, sale and incorporation of our taste enhancers and aversive taste blockers into products are subject to regulation by the FDA, and in some instances, other government bodies.  Obtaining and maintaining a GRAS determination or regulatory approval is typically costly and can take many years.

Depending on the amount or intended use of a particular taste enhancer or aversive taste blocker added to a product and the number of product categories in which the flavor or flavor enhancer will be incorporated, specific testing, safety assessment protocols, and regulatory processes must be satisfied before we or our collaborators can commercially market and sell products containing any taste enhancers and aversive taste blockers that we may discover.  A key element of our strategy is to develop flavors and flavor enhancers that will be evaluated by the FEMA (Flavor and Extracts Manufacturers Association) GRAS Panel, which we expect will take 18 to 24 months and which is less expensive than the alternative of filing a food additive petition with the FDA, which can take eight years or more.  The FEMA GRAS review process may take longer than 24 months and cost more than we currently anticipate if additional safety studies are requested by the FEMA GRAS Panel or are necessary to explain unexpected safety study findings.  There is a risk that one or more of our product candidates may not qualify for a FEMA GRAS determination.  This may occur for a variety of reasons, including the taste enhancer’s or aversive taste blocker’s intended use, the amount of the taste enhancer or aversive taste blocker intended to be added to packaged foods and beverages, the number of product categories in which the taste enhancers or aversive taste blockers will be incorporated, whether the taste enhancer imparts sweetness, the safety profile of the taste enhancers or aversive taste blockers and the FEMA GRAS Panel’s interpretation of the safety data.  Even if we obtain a GRAS determination with respect to a taste enhancer or aversive taste blocker, the FDA has the ability to challenge such determination, which could materially adversely affect our ability to market products on schedule or at all.  In the event that a particular taste enhancer or aversive taste blocker does not qualify for a FEMA GRAS determination, we may be required to pursue a lengthy FDA approval process to reach the U.S. market, or dedicate our development efforts to alternative compounds, which would further delay commercialization.  In addition, laws, regulations or FDA practice governing the regulatory approval process, the availability of the GRAS determination process or the manufacture or labeling of such products, may change in a manner that could adversely affect our ability to commercialize products on schedule or at all.

Sales of our taste enhancers and aversive taste blockers outside of the United States will be subject to foreign regulatory requirements.  In most cases, whether or not a GRAS determination or FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries.  A GRAS determination or FDA approval in the United States or in any other jurisdiction does not ensure approval in other jurisdictions because the requirements from jurisdiction to jurisdiction may vary widely.  Obtaining foreign approvals could result in significant delays, difficulties and costs for us and require additional safety studies and additional expenses. If we fail to comply with these regulatory requirements or to obtain and maintain required approvals, our ability to generate revenue will be diminished.

We and our collaborators may not be successful in overcoming these regulatory hurdles, which could result in product launch delays, unanticipated expenses, termination of collaborations, and flavors and flavor enhancers not being approved for incorporation into consumer products.  These consequences would have a material adverse effect on our business financial condition and results of operations.

Even if we or our collaborators receive a GRAS determination or regulatory approval and incorporate our taste enhancers or aversive taste blockers into products, those products may never be commercially successful.

Even if we discover and develop taste enhancers and aversive taste blockers that obtain the necessary GRAS determination or regulatory approval, our success depends to a significant degree upon the commercial success of packaged food and beverage products and pharmaceutical products incorporating those taste enhancers or aversive taste blockers. If these products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our royalty revenue is dependent upon consumer sales of these products. In addition we could be unable to maintain our existing collaborations or attract new product discovery and development collaborators. Many factors may affect the market acceptance and commercial success of any potential products incorporating taste enhancers or aversive taste blockers that we may discover, including:

•                                          health concerns, whether actual or perceived, or unfavorable publicity regarding our taste enhancers and aversive taste blockers or those of our competitors;

•                                          the timing of market entry as compared to competitive products;

•                                          the rate of adoption of products by our collaborators and other companies in the flavor industry; and

•                                          any product labeling that may be required by the FDA or other United States or foreign regulatory agencies for products incorporating our taste enhancers and aversive taste blockers.

We may experience delays in clinical trials and regulatory approval relating to our products that could adversely affect our financial results and our commercial prospects for our pharmaceutical products.

Our pharmaceutical strategy is to incorporate our taste enhancers and aversive taste blockers into proprietary formulations of medicines that potentially offer improved acceptability and compliance, thus enhancing efficacy and possibly providing broader indications or patient populations.  In addition to the regulatory or other requirements for our taste enhancers and aversive taste blockers, we will also require regulatory approvals of our pharmaceutical formulations.  In such case, we may be required to conduct clinical trials to demonstrate safety and efficacy of the new formulation.  For product candidates that advance to clinical testing, we cannot be certain that we or a collaborator will successfully complete the clinical trials necessary to receive regulatory product approvals.  This process is lengthy and expensive.

We intend to seek approval for our pharmaceutical formulations through the FDA 505(b)(2) approval process.  If we are unable to approve our pharmaceutical formulations through the 505(b)(2) process, we may be required to pursue the more expensive and time consuming 505(b)(1) approval process.  Section 505(b) of the Federal Food, Drug, and Cosmetic Act describes two types of NDA applications that an applicant may submit for approval of innovator medicines.  The first type of NDA, described under section 505(b)(1), consists of a full report of investigations of safety and effectiveness conducted by or for the applicant or for which the applicant has the right of reference for the information.  The second type of NDA, described under section 505(b)(2), consists of a full report of investigations of safety and effectiveness where at least some portion of the information submitted for approval comes from sources other than studies performed or sponsored by the applicant.  Drugs that may be approved via the 505(b)(2) process include drugs that have the same active ingredients as previously approved products, but now are formulated in a different delivery mechanism or other new dosage forms or with different indications.  The basis for the 505(b)(2) application is that there already is a certain amount of information that is known about the active ingredient. As such, repeating all the clinical studies required for a 505(b)(1) application would be significantly more expensive and time consuming than the 505(b)(2) process.

To obtain regulatory approvals, we must, among other requirements, complete clinical trials showing that our products are safe and effective for a particular indication.  Under the 505(b)(2) approval process, although we may not have performed some of the studies ourselves, we must submit clinical and non-clinical data to demonstrate the medication is safe and effective.  We also must be able to provide data and information, including bioavailability or comparative bioavailability studies, to establish sufficiently the appropriateness of relying on material without the right of reference.

We do not know when clinical trials for our products will commence or whether we will complete any of our clinical trials on schedule or at all.  There can be no assurance that clinical trials will in fact demonstrate that our products are safe or effective.

Additionally, we may not be able to find acceptable patients or may experience delays in enrolling patients for our clinical trials.  The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks.  The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we seek to sponsor clinical trials may not permit a trial to proceed or may suspend any trial indefinitely if they find deficiencies in the conduct of the trials.

Product development costs to us and our potential collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned.  We expect to continue to rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials, and, as a result, we may face additional delaying factors outside our control.  Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and delay our ability to become profitable.

If our pharmaceutical product candidates do not successfully complete the clinical trial process, we will not be able to market them. Even successful clinical trials may not result in a marketable product and may not be entirely indicative of a product’s safety or efficacy.

Many factors, known and unknown, can adversely affect clinical trials and the ability to evaluate a product’s efficacy.  During the course of treatment, patients can die or suffer other adverse events for reasons that may or may not be related to the proposed product being tested.  Even if unrelated to our product, certain events can nevertheless adversely impact our clinical trials.  As a result, our ability to ultimately develop and market the products and obtain revenues would suffer.

Even promising results in pre-clinical studies and initial clinical trials do not ensure successful results in later clinical trials, which test broader human use of our products.  Many companies in our industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.  Even successful clinical trials may not result in a marketable product or be indicative of the efficacy or safety of a product. Many factors or variables could affect the results of clinical trials and cause them to appear more promising than they may otherwise be.  Product candidates that successfully complete clinical trials could ultimately be found to be unsafe or ineffective.

In addition, our ability to complete clinical trials depends on many factors, including obtaining adequate clinical supplies and having a sufficient rate of patient recruitment.  For example, patient recruitment is a function of many factors, including:

•                                          the size of the patient population;

•                                          the proximity of patients to clinical sites;

•                                          the eligibility criteria for the trial;

•                                          the perceptions of investigators and patients regarding safety; and

•                                          the availability of other treatment options.

Even if patients are successfully recruited, we cannot be sure that they will complete the treatment process.  Delays in patient enrollment or treatment in clinical trials may result in increased costs, program delays or both.

With respect to markets in other countries, we or a partner will also be subject to regulatory requirements governing clinical trials in those countries.  Even if we complete clinical trials, we may not be able to submit a marketing application.  If we submit an application, the regulatory authorities may not review or approve it in a timely manner, if at all.

Because we cannot predict whether or when we will obtain regulatory approval to commercialize our pharmaceutical product candidates, we cannot predict the timing of any future revenue from these product candidates.

We cannot commercialize any of our pharmaceutical product candidates to generate revenue until the appropriate regulatory authorities have reviewed and approved the applications for our product candidates.  We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we or our potential collaborators develop.  Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.  Regulatory approval processes outside the United States include all or many of the risks associated with the FDA approval process and potentially others as well.  In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy, or the policies of other relevant governmental or nongovernmental entities during the period of product development, pre-clinical and clinical trials and FDA regulatory review.

We will rely on third parties to manufacture taste enhancers, aversive taste blockers and pharmaceutical product candidates. There can be no guarantee that we can obtain sufficient and acceptable quantities of our taste enhancers or aversive taste blockers or pharmaceutical product candidates on acceptable terms, which may delay or impair our ability to develop, test and market such products.

Our business strategy relies on third parties to manufacture and produce our taste enhancers and aversive taste blockers and pharmaceutical product candidates in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries.  Our taste enhancers and aversive taste blockers and pharmaceutical product candidates may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our product candidates. These third parties also may not deliver sufficient quantities of our taste enhancers and aversive taste blockers and pharmaceutical product candidates, manufacture our taste enhancers and aversive taste blockers and pharmaceutical product candidates in accordance with specifications, or comply with applicable government regulations. Additionally, if the manufactured products fail to perform as specified, our business and reputation could be severely impacted.

We expect to enter into manufacturing agreements for the production of product materials.  If any manufacturing agreement is terminated or any third party collaborator experiences a significant problem that could result in a delay or interruption in the supply of product materials to us, there are very few contract manufacturers who currently have the capability to produce our taste enhancers and aversive taste blockers and pharmaceutical product candidates on acceptable terms, or on a timely and cost-effective basis.  There can be no assurance that manufacturers on whom we will depend will be able to successfully produce our taste enhancers and aversive taste blockers and pharmaceutical product candidates on acceptable terms, or on a timely or cost-effective basis.  There can also be no assurance that manufacturers will be able to manufacture our products in accordance with our product specifications, or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our product materials to conduct our clinical trials and to market our product candidates, if and when such products have been approved by the FDA for marketing.  If we are unable to obtain sufficient and acceptable quantities of our product material, we may be required to delay the clinical testing and marketing of our products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our product candidates, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential collaborators or third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our product candidates or us.  Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market.  The occurrence of any of these events would negatively impact our business and results of operations.

If we are unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, we will not be able to commercialize our product candidates.

We currently have no sales, marketing or distribution capabilities.  Therefore, to commercialize our product candidates, if and when such products have been approved and are ready for marketing, we expect to collaborate with third parties to perform these functions.  We have no experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our future products directly.  Developing a marketing and sales force is also time consuming and could delay launch of our future products.  In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations.  Our marketing and sales efforts may be unable to compete successfully against these companies.

Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.

We believe our taste technology approach is applicable to a wide range of food and pharmaceutical products representing many and diverse competitive companies and approaches.  The life sciences and other technology industries are characterized by rapid technological change, and the area of sensory or taste research is a rapidly evolving field.  Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our taste enhancers or aversive taste blockers and technologies, as well as our pharmaceutical formulations, becoming obsolete.

We face substantial competition from companies pursuing the commercialization of products and services relevant to taste using various methods for the discovery of taste enhancers and aversive taste blockers.  These competitors include leading flavor companies, such as International Flavors & Fragrances Inc., Givaudan SA, Symrise and Firmenich.  Among food manufactures, at least Nestlé has an active program cloning and expressing receptors for in vitro screening assays.  In addition, Senomyx is a public biotechnology company taking a biochemical approach to taste modulation, both in foods and pharmaceutical products.  Senomyx is principally focused in the area of taste enhancement for food products and uses a high throughput screening technology and synthetic chemistry to discover novel flavor enhancers, which it licenses to end users in the food industry.  Senomyx was initially focused on sweetness and savory flavor enhancers, but is now also developing programs to discover bitter blockers for food and pharmaceutical products.  Chemcom is another company that is developing a biotechnology approach to finding novel taste enhancers.  We currently compete and will continue to compete in the future with these companies in collaborating with and selling flavor products and technologies to manufacturers of packaged food and beverage products.

We also face substantial competition from a number of companies in the pharmaceutical formulations industry. Taste masking has a long history in the pharmaceutical industry.  A traditional method of taste masking for pharmaceutical products is to mix the active pharmaceutical ingredient with flavorings and sugar syrup to mask unpleasant taste.  This approach is most commonly used for pediatric liquid formulations as well as many OTC cough-cold remedies.  FlavorRx supplies flavors at drug store pharmacies that can be compounded by the pharmacist to make certain liquid formulations more palatable.  In the pharmaceutical sector there are a number of drug delivery companies that have developed proprietary taste masking technologies.  These competing technologies and companies include OraSolv and DuraSolv from CIMA Labs (recently acquired by Cephalon), MicroCaps and Liquitard from Eurand, FlavorTech and MicroMask from KV Pharmaceuticals, EnVel from Cardinal Health and WOWTab from Yamanouchi.  Virtually all of these approaches including OralSolv, DuraSolv, MicroCap, Liquitard, EnVel and the technology used in Zydis products utilize a physical approach to sequester the active drug substance away from the taste receptors on the tongue. These include coating the drug, microencapsulation, immobilization, use of cyclodextran carriers, or stabilization of the drug in a micellar or insoluble phase, as the principle means of taste masking.

Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities.

We may in the future face competition from life sciences and other technology companies and other commercial enterprises.  These entities engage as we do in biotechnology, biology or chemistry and could apply this technology to the discovery and development of taste enhancers and aversive taste blockers and new formulations of pharmaceutical products. We cannot guarantee that products developed as a result of our competitors’ existing or future collaborations will not compete with our taste enhancers and aversive taste blockers and new pharmaceutical formulations.

Universities and public and private research institutions are also potential competitors.  While these organizations primarily have educational objectives, they may develop proprietary technologies related to the sense of taste or secure patent protection that we may need for the development of our technologies and products.  We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or discovering taste enhancers and aversive taste blockers that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do.  Developments by others may render our product candidates or our technologies obsolete.  In addition, our current product discovery and development collaborators are not prohibited from entering into research and development collaboration agreements with third parties in any product field.  Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

If we are unable to attract and retain key personnel and advisors, it may adversely affect our ability to obtain financing, pursue collaborations or develop our product candidates.

We are highly dependent on F. Raymond Salemme, Ph.D., our Chief Executive Officer, as well as other executive and scientific officers, including Susan Welsh, M.D., President, Scott Horvitz, Chief Financial Officer and Robert Bryant, Ph.D., Vice President, Discovery Research.

Our future success depends on our ability to attract, retain and motivate highly qualified management and scientific, development and commercial personnel and advisors.  To pursue our business strategy, we will need to hire or otherwise engage qualified personnel and managers, including personnel with expertise in discovery, development, clinical trials, government regulation, manufacturing, marketing and sales.  Competition for qualified personnel is intense among companies, academic institutions and other organizations.  If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test and commercialize our product candidates.

We use hazardous and biological materials in our business.  Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our products and processes will involve the controlled storage, use and disposal of certain hazardous and biological materials and waste products.  We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products.  Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources.  We may not be able to maintain insurance on acceptable terms, or at all.  We may incur significant costs to comply with current or future environmental laws and regulations.

We may be sued for product liability, which could adversely affect our business.

Because our business strategy involves the development and sale by either us or our collaborators of commercial products incorporating our taste enhancers or aversive taste blockers, we may be sued for product liability. We may be held liable if any product we develop and commercialize, or any product our collaborators commercialize that incorporates any of our taste enhancers or aversive taste blockers, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the FEMA GRAS determination we must obtain prior to incorporating our taste enhancers and aversive taste blockers into a commercial product, and the regulatory approvals required to commercialize our pharmaceutical products, will not protect us from any such liability.

If we and our collaborators commence sale of commercial products we will need to obtain product liability insurance, and this insurance may be prohibitively expensive, or may not fully cover our potential liabilities.  Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our product discovery and development collaborators.  We may be obligated to indemnify our product discovery and development collaborators for product liability or other losses they incur as a result of our taste enhancers and aversive taste blockers.  Any indemnification we receive from such collaborators for product liability that does not arise from our taste enhancers or aversive taste blockers may not be sufficient to satisfy our liability to injured parties. If we are sued for any injury caused by our taste enhancers or aversive taste blockers or products incorporating our taste enhancers or aversive taste blockers or any other products we develop, our liability could exceed our total assets.

Risks Related To Intellectual Property

If our product candidates are not effectively protected by valid, issued patents or if we are not otherwise able to protect our proprietary information, it could harm our business.

The success of our operations will depend in part on our ability and that of our licensors to:

•                                          obtain patent protection for our taste screening technology and our taste enhancers and aversive taste blockers both in the United States and in other countries with substantial markets;

•                                          obtain patent protection for our pharmaceutical formulations including those created using our taste enhancers;

•                                          defend patents once obtained;

•                                          maintain trade secrets and operate without infringing upon the patents and proprietary rights of others; and

•                                          obtain appropriate licenses upon reasonable terms to patents or proprietary rights held by others that are necessary or useful to us in commercializing our technology, both in the United States and in other countries with substantial markets.

In the event we are not able protect our intellectual property and proprietary information, our business will be materially harmed.

We may not have adequate protection for our unpatented proprietary information, which could adversely affect our competitive position.

In addition to patents, we will substantially rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position.  However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology.  To protect our trade secrets, we may enter into confidentiality agreements with employees, consultants and potential collaborators.  However, these agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.  Likewise, our trade secrets or know-how may become known through other means or be independently discovered by our competitors.  Any of these events could prevent us from developing or commercializing our product candidates.

Our ability to compete in the ingredient, food and beverage market and the pharmaceutical market may decline if we do not adequately protect our proprietary technologies.

Because of the substantial length of time and expense associated with the development of new products, we, along with the rest of the ingredient, food and beverage industry and pharmaceutical industry, place considerable importance on obtaining and maintaining patent protection for new technologies, products and processes.  Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies, taste enhancers or aversive taste blockers and our pharmaceutical products.  Patent positions may be highly uncertain and may involve complex legal and factual questions, including the ability to establish patentability of sequences relating to taste receptors, proteins, chemical synthesis techniques, compounds and methods for using them to modulate taste for which we seek patent protection.  No consistent standard regarding the allowance or enforceability of claims in many of our pending patent applications has emerged to date.  As a result, we cannot predict the breadth of claims that will ultimately be allowed in our patent applications, if any, including those we have in-licensed or the extent to which we may enforce these claims against our competitors. The degree of future protection for our proprietary rights is therefore highly uncertain and we cannot assure you that:

•                                          we were the first to file patent applications or to invent the subject matter claimed in patent applications relating to the technologies upon which we rely;

•                                          others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•                                          others did not publicly disclose our claimed technology before we conceived the subject matter included in any of our patent applications;

•                                          any of our patent applications will result in issued patents;

•                                          any of our patent applications will not result in interferences or disputes with third parties regarding priority of invention;

•                                          any patents that may be issued to us, our collaborators or our licensors will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•                                          we will develop additional proprietary technologies that are patentable;

•                                          the patents of others will not have an adverse effect on our ability to do business; or

•                                          new proprietary technologies from third parties, including existing licensors, will be available for licensing to us on reasonable commercial terms, if at all.

In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business.

Technologies licensed to us by others, or in-licensed technologies, are important to our business. In particular, we depend on certain technologies relating to taste biology licensed from the Mount Sinai School of Medicine.  In addition, we may in the future acquire rights to additional technologies by licensing such rights from existing licensors or from third parties.  Such in-licenses may be costly.  Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies.  Accordingly, we are unable to exercise the same degree of control over this intellectual property as we do over our internally developed technologies. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights.  If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a significant adverse effect on our business, financial condition and results of operations.

Many of the patent applications we and our licensors have filed have not yet been substantively examined and may not result in patents being issued.

Many of the patent applications filed by us and our licensors were filed recently with the United States Patent and Trademark Office and most have not been substantively examined and may not result in patents being issued.  It is difficult to predict whether any of our or our licensors’ applications will ultimately be found to be patentable or, if so, to predict the scope of any allowed claims.  In addition, the disclosure in our or our licensors’ patent applications, particularly in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases.  As a result, it is difficult to predict whether any of our or our licensors’ applications will be allowed, or, if so, to predict the scope of any allowed claims or the enforceability of the patents.  Even if enforceable, others may be able to design around any patents or develop similar technologies that are not within the scope of such patents.  Our and our licensors’ patent applications may not issue as patents that will provide us with any protection or competitive advantage.

Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.

Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business.

We are aware of other companies and academic institutions that have been performing research in the areas of taste modulation and taste enhancers and aversive taste blockers.  In particular, other companies and academic institutions have announced that they have conducted taste-receptor research and have published data on taste receptor sequence information and taste receptors or filed patent applications or obtained patent protection on taste modulation or taste receptors and their uses, including Senomyx, Inc., Mount Sinai School of Medicine, The Scripps Research Institute, the University of California, Monell Chemical Senses Corp., BioResearch Inc., Pfizer, Inc.,  Virginia Commonwealth University and the German Institute of Human Nutrition.  To the extent any of these companies or academic institutions currently have, or obtain in the future, broad patent claims, such patents could block our ability to use various aspects of our discovery and development process and might prevent us from developing or commercializing newly discovered taste enhancers and aversive taste blockers or otherwise conducting our business.  In addition, it is possible that some of the taste enhancers or aversive taste blockers that are discovered using our technology may not be patentable or may be covered by intellectual property of third parties.

We are not currently a party to any litigation, interference, opposition, protest, reexamination or any other potentially adverse governmental, ex parte or inter-party proceeding with regard to our patent or trademark positions.  However, the life sciences and other technology industries are characterized by extensive litigation regarding patents and other intellectual property rights.  Many life sciences and other technology companies have employed intellectual property litigation as a way to gain a competitive advantage.  If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful.  In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us.

Should any person have filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the United States.  Such a proceeding could result in substantial cost to us even if the outcome is favorable.  Even if successful on priority grounds, an interference action may result in loss of claims based on patentability grounds raised in the interference action.  Litigation, interference proceedings or other proceedings could divert management’s time and efforts.  Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruption in our business.  Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations.

An adverse ruling arising out of any intellectual property dispute, including an adverse decision as to the priority of our inventions, could undercut or invalidate our intellectual property position.  An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties.  Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties.  Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all.  Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.

Risks Related to Our Fluctuating Operating Results, Possible Acquisitions and Management of Growth

We expect that our results of operations will fluctuate from period to period, and this fluctuation could cause our stock price to decline, causing investor losses.

Our operating results have fluctuated in the past and are likely to vary significantly in the future based upon a number of factors, many of which we have little or no control over.  We operate in a highly dynamic industry and future results could be subject to significant fluctuations.  These fluctuations could cause us to fail to meet or exceed financial expectations of securities analysts or investors, which could cause our stock price to decline rapidly and significantly.  Revenue and expenses in future periods may be greater or less than revenue and expenses in the immediately preceding period or in the comparable period of the prior year.  Therefore, period-to-period comparisons of our operating results are not necessarily a good indication of our future performance.  Some of the factors that could cause our operating results to fluctuate include:

•                                          our ability to discover and develop taste enhancers and aversive taste blockers;

•                                          our ability or the ability of our product discovery and development collaborators to incorporate our taste enhancers and aversive taste blockers into packaged food and beverage products and pharmaceutical products;

•                                          our receipt of milestone payments in any particular period;

•                                          the ability and willingness of collaborators to commercialize products incorporating our taste enhancers and aversive taste blockers on expected timelines, or at all;

•                                          our ability to enter into product discovery and development collaborations and technology collaborations, or to extend the terms of any existing collaboration agreements, and our payment obligations, expected revenue and other terms of any other agreements of this type;

•                                          our ability, or our collaborators’ ability, to successfully satisfy all pertinent regulatory requirements;

•                                          the demand for our future products and our collaborators’ products containing our taste enhancers or aversive taste blockers; and

•                                          general and industry specific economic conditions, which may affect our collaborators’ research and development expenditures.

If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.

To remain competitive, we may decide to acquire additional businesses, products and technologies.  We currently have no commitments or agreements with respect to, and are not actively seeking, any material acquisitions.  We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure.  We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all.  In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to, the following:

•                                          we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of the Common Stock;

•                                          an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•                                          we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;

•                                          certain acquisitions may disrupt our relationship with existing collaborators who are competitive to the acquired business;

•                                          acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;

•                                          an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•                                          acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and

•                                          key personnel of an acquired company may decide not to work for us.

Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States.  We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws.  We also may experience difficulties adapting to new cultures, business customs and legal systems.  Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•                                          changes and limits in import and export controls;

•                                          increases in custom duties and tariffs;

•                                          changes in currency exchange rates;

•                                          economic and political instability;

•                                          changes in government regulations and laws;

•                                          absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•                                          currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

We may encounter difficulties managing our growth, which could adversely affect our business.

Our strategy includes entering into and working on simultaneous taste enhancer and aversive taste blocker discovery and development programs across multiple markets that include both the food and beverage industry and the pharmaceutical industry.  We expect to continue to grow to meet our strategic objectives. If our growth continues, it will continue to place a strain on us, our management and our resources. Our ability to effectively manage our operations, growth and various projects requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees.  We may not be able to successfully implement these tasks on a larger scale and, accordingly, we may not achieve our research, development and commercialization goals.  If we fail to improve our operational, financial and management information systems, or fail to effectively monitor or manage our new and future employees or our growth, our business would suffer significantly. In addition, no assurance can be made that we will be able to secure adequate facilities to house our staff, conduct our research or achieve our business objectives.

Risks Related to our Common Stock; Liquidity Risks

The price of Common Stock is expected to be volatile and an investment in Common Stock could decline in value.

The market price of Common Stock, and the market prices for securities of biotechnology companies in general, are expected to be highly volatile.  The following factors, in addition to other risk factors described in this Current Report, and the potentially low volume of trades in Common Stock, may have a significant impact on the market price of Common Stock, some of which are beyond our control:

•                                          announcements of technological innovations and discoveries by the Company or its competitors;

•                                          developments concerning any research and development, clinical trials, manufacturing, and marketing collaborations;

•                                          new products or services that the Company or its competitors offer;

•                                          actual or anticipated variations in operating results;

•                                          the initiation, conduct and/or outcome of intellectual property and/or litigation matters;

•                                          changes in financial estimates by securities analysts;

•                                          conditions or trends in bio-pharmaceutical or other healthcare industries;

•                                          regulatory developments in the United States and other countries;

•                                          changes in the economic performance and/or market valuations of other biotechnology and flavor companies;

•                                          the Company’s announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                                          additions or departures of key personnel;

•                                          global unrest, terrorist activities, and economic and other external factors; and

•                                          sales or other transactions involving Common Stock.

The stock market in general has recently experienced relatively large price and volume fluctuations.  In particular, market prices of securities of biotechnology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies.  Continued market fluctuations could result in extreme volatility in the price of Common Stock, which could cause a decline in the value of Common Stock.  Prospective investors should also be aware that price volatility may be worse if the trading volume of Common Stock is low.

We do not expect to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings to finance the growth and development of our business; therefore, we do not expect to pay any cash dividends in the foreseeable future. Any future dividends will depend on our earnings, if any, and our financial requirements.

Because Redpoint has become a wholly-owned subsidiary of a public company as a result of the Merger and not through a traditional underwritten initial public offering of securities, the Company may not attract the attention of major brokerage firms.  Additionally, as a public company, we will incur substantial expenses.

As a result of the Merger, Redpoint has become a wholly-owned subsidiary of a publicly-traded company and, accordingly, will be subject to the information and reporting requirements of the United States securities laws.  The costs to public companies of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) and furnishing audited reports to stockholders will cause the Company’s expenses to be higher than they would be if it were a privately-held company.  In addition, the Company will incur substantial expenses in connection with the preparation of the registration statement and related documents with respect to the registration of the common stock issued in the Offering and the Merger.  Security analysts of major brokerage firms may not provide coverage of the Company.  No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

We have discretion on how we use the proceeds we received from the Offering.

Our management has broad discretion on how to use and spend any proceeds we received from the Offering and may use the proceeds in ways that differ from the proposed uses discussed in the Memorandum.  Our stockholders may not agree with our decision on how to use such proceeds.  If we fail to spend the proceeds effectively, our business and financial condition could be harmed and we may need to seek additional financing sooner than expected.

A significant number of the shares of Common Stock will be eligible for sale, and their sale could depress the market price of Common Stock.

The sale of a significant number of shares of Common Stock in the public market following the Offering could harm the market price of Common Stock. As additional shares of Common Stock become gradually available for resale in the public market pursuant to the registration of those shares and releases of lock-up agreements, the supply of shares of Common Stock will increase, which could decrease its market price. The Company issued shares of Common Stock to investors in the Offering and additional shares to existing Redpoint stockholders in connection with the Merger. Some or all of the shares of Common Stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to a registration statement, if one is effective), and these sales may have a depressive effect on the market for the shares of Common Stock.  In general, a person who has held restricted shares for a period of one year may, upon filing of a notification on Form 144 with the SEC, sell into the market Common Stock in an amount up to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks before such sale.  Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.  The Company’s officers, directors, employees and most stockholders currently owning greater than 4% of our issued and outstanding common stock are subject to lock-up provisions relating to shares of our Common Stock that they owned prior to the Merger that prevent the sale or transfer of Common Stock from the date of the initial close of the Offering until 180 days after the effective date of the resale registration statement, which will register the shares issued in the Offering.

It is not anticipated that there will be an active public market for the shares of Common Stock in the near term and you may have to hold your shares of Common Stock for an indefinite period of time. You may be unable to resell a large number of your shares of Common Stock within a short time frame or at or above their purchase price.

To have purchased shares of our Common Stock and warrants to purchase Common Stock in the Offering, an investor must have represented that it was acquiring such shares and warrants for investment and not with a view to distribution or resale, that the investor understood that neither the Common Stock nor the warrants are readily transferable and, in any event, that it must bear the economic risk of an investment in the Common Stock for an indefinite period of time because neither the Common Stock nor the warrants have been registered under the Securities Act or applicable state “Blue Sky” or securities laws, and that neither the Common Stock nor the warrants can be sold unless they are subsequently registered or an exemption from such registration is available.  There is not an active public or other trading market for the Common Stock, and there can be no assurance that any market will develop or be sustained after the Merger.  Because our Common Stock is expected to be thinly traded, an investor cannot expect to be able to liquidate its investment in case of an emergency or if it otherwise desires to do so.  Large transactions in Common Stock may be difficult to conduct in a short period of time.  Further, the sale of shares of Common Stock may have adverse federal income tax consequences.

If we do not comply with registration rights granted to certain holders of our restricted securities, we may be required to pay damages to such holders.

We intend to file a “resale” registration statement with the SEC covering all shares of Common Stock issued in connection with the Offering, including shares of Common Stock into which any Warrants are exercisable, no later than 60 days after the close of the Offering.  We will use our best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 150 days after the final closing of the Offering, and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier.  We cannot assure you that we will be able to obtain or maintain such effective registration statement.  If the “resale” registration statement is not timely filed or timely declared effective by the SEC, a 1% penalty will be assessed until the registration statement is either filed or declared effective, capped at 12%.

The penalty will be payable monthly in either cash or additional shares of Common Stock, as determined by the Company.  In addition, there are other issues affecting the liquidity of the securities required to be included in the “resale” registration statement.  See “Risk Factors — There are issues impacting liquidity of the securities issued in this Offering with respect to the SEC’s potential review of our resale registration statement”.

Our Common Stock may be considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market or exercise price of less than $5 per share, subject to specific exemptions. Initially, the market price of our Common Stock is likely to be less than $5 per share and therefore may be designated a “penny stock” under SEC rules.  This designation requires any broker or dealer selling our Common Stock to disclose certain information about the transaction, obtain a written agreement from the investor and determine that the investment in our Common Stock by the investor is a reasonably suitable investment for such investor.  These rules may restrict the ability of brokers or dealers to sell our Common Stock and, as a result, may affect the ability of investors to sell their shares. In addition, unless and until our Common Stock is listed for trading on the American Stock Exchange or NASDAQ Capital Market or similar market, investors may find it difficult to obtain accurate quotations of the price of our Common Stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our stock more difficult and may reduce the value of your investment.

Substantial future issuances of our Common Stock could depress our stock price.

The market price for our Common Stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our Common Stock in the public market or even the perception that such issuances could occur.  Under our Registration Rights Agreement, certain holders of our outstanding shares of our Common Stock and other securities have demand and Form S-3 registration rights.  Sales of a substantial number of these shares of Common Stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our Common Stock.  The existence of such registration rights could also make it more difficult for us to raise funds through future offerings of our equity securities.

Our stockholders may experience additional dilution upon the exercise of warrants or options.

As of the closing of the Offering, we issued warrants to investors to acquire approximately 6.2 million shares of Common Stock and warrants to the placement agents to acquire approximately 2.0 million shares of Common Stock in the Offering, which is an aggregate of 8.2 million shares of Common Stock underlying such warrants that, if exercised or converted, could decrease the net tangible book value of our Common Stock.  In addition, there are 13.5 million shares of Common Stock underlying options that have been or may be granted pursuant to the 2007 Plan.  If the holders of those options exercise those options, you may experience dilution in the net tangible book value of our Common Stock.

Directors and officers of the Company will have a high concentration of our Common Stock ownership.

Based on the aggregate number of shares of our Common Stock that are outstanding as of the closing of the Merger, our officers and directors beneficially own approximately 47.81% of our outstanding Common Stock.  Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of the Company.  Additionally, as a result of their high level of ownership, our officers and directors might be able to strongly influence the actions of the Company’s board of directors, and the outcome of actions brought to our stockholders for approval. Such a high level of ownership may adversely affect the voting and other rights of our stockholders.

There are issues impacting liquidity of the securities issued in the Offering with respect to the SEC’s potential review of our resale registration statement.

We have agreed pursuant to a registration rights agreement to register all of the shares of Common Stock sold pursuant to the Offering as well as shares of Common Stock issuable upon exercise of the warrants sold pursuant to the Offering.  We are obligated to use our good faith efforts to effect the filing of such registration within 60 days following the completion of the Offering and have such registration statement declared effective within 150 days following the final closing of the Offering.  We cannot control this registration process in all respects as some matters are outside our control.  Even if we are successful in causing the effectiveness of the registration statement, there can be no assurances that the occurrence of subsequent events may preclude our ability to maintain the effectiveness of the registration statement. Any of the foregoing items could have adverse effects on the liquidity of the securities issued in the Offering.  While we would be subject to penalties in favor of investors should we fail to timely file the registration statement and/or cause its timely effectiveness (which are capped at 12% of the amount invested by an investor), such penalties may be for value less than the losses incurred to investors due to such failure.

In addition, the SEC has recently expressed concerns in several comment letters to various issuers that question the ability of an issuer to rely on Rule 415 under the Securities Act in situations where a certain percentage of shares are being registered for resale on behalf of purchasers in PIPE transactions (private investment in public equities) relative to the outstanding float of the issuer.  The SEC may issue us a similar comment letter following the filing of our registration statement due to the significant number of shares of Common Stock that the Company is required to register in the resale registration statement.  The SEC may require as a condition to the declaration of effectiveness of the registration statement that we reduce or “cut back” the number of shares of Common Stock to be registered in such registration statement.  The registration rights agreement provides for a cut back procedure pursuant to which the Registrable Securities (as defined in such registration rights agreement) that are held by investors in the

Offering are the last of the securities to be cut back and excluded from the registration statement.  The Company has agreed to file a subsequent registration statement to cover the resale of any cut back securities as soon as may be permitted by the SEC.  The result of the foregoing is that an investor’s liquidity in our Common Stock may be adversely affected in the event the SEC requires us to cut back the securities as a condition to allow the Company to rely on Rule 415 with respect to the resale registration statement.  An investor may need to rely on Rule 144 under the Securities Act with respect to the resale of the securities purchased in the Offering, which rule contains conditions and limitations which may or may not be available to an investor at the time he elects to sell the securities.  In order to rely on Rule 144, investors who are not affiliates of the Company will, among other things, need to hold their shares of our Common Stock for at least one year following purchase and with respect to our Common Stock underlying the Warrants, to hold the shares of Common Stock for a period of one year following exercise of the Warrant.  In addition, in the event that the Company has failed to register the shares of Common Stock underlying a Warrant within one year from the date of issuance, then the cashless exercise provision as contained in the Warrant shall be in effect.  The likely effect of the cashless exercise right is that the holding period for Rule 144 purposes would commence following the granting of the cashless exercise right, so that shares of Common Stock issuable upon exercise of the warrant may be eligible for resale under Rule 144 one year following the granting of such right.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Following the Merger and the Spinoff, the business of our wholly-owned subsidiary, Redpoint, constitutes all of our operations.  This discussion and analysis should be read in conjunction with the financial statements and notes, and other financial information included in this report.  With respect to this discussion, the terms “Redpoint,” the “Company,” “we,” “us,” and “our” refer to Redpoint Bio Corporation.

Overview

Redpoint is a development stage biotechnology company focused on discovering, developing, and commercializing ingredients that improve the taste of medicines and consumer health care products and enhance the nutritional value of foods and beverages.  We use our technology to discover and develop products for partners and for our own pipeline.

Since its inception in 1995, Redpoint has incurred losses and negative cash flows from operations, and such losses have continued subsequent to December 31, 2006.  As of December 31, 2006, Redpoint had an accumulated deficit of $22.3 million and anticipates incurring additional losses for at least the next several years.  We expect to spend significant resources over the next several years to enhance our technologies and to fund research and development of our pipeline of potential products.  Through December 31, 2006, substantially all of our revenue has been derived from corporate collaborations, license agreements, and government grants.  In order to achieve profitability, we must continue to develop products and technologies that can be commercialized by us or through existing and future collaborations.

Our discovery programs capitalize on advances in taste science and our know-how to create new products.  We believe these products may have the potential to make processed foods and beverages healthier and enhance the acceptability, safety and efficacy of many types of pharmaceutical products.  We have developed an integrated discovery platform and identified prototype compounds for both enhancement of sweet and savory taste and blocking bitter taste.  To leverage our technology in the food and beverage markets, we intend to partner with major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers through strategic collaborations and licensing agreements.  In addition, we plan to use our technology to discover aversive taste blockers, principally to develop a pipeline of proprietary taste-modified pharmaceutical products.  We may develop such products ourselves or partner with pharmaceutical companies who are seeking to extend the patent life or enhance the performance of their products.  We have identified several categories of products where patient acceptability, or the potential for novel formulation options, are currently limited due to the intense bitter or other aversive taste of the active pharmaceutical ingredient.  We plan to incorporate the proprietary bitter taste or aversive taste blockers found through our discovery programs with drugs of proven safety and efficacy to create novel, valued-added formulations.  We have not yet developed any products that are commercially available.

Our research and development efforts are currently focused upon the identification of two novel compounds for taste modification.  We are working to identify a compound that can be used to enhance the taste of both sweet and savory flavors in a wide variety of food and beverage applications.  Additionally, we are working to identify a compound that could act as a universal bitter taste blocker for use both in our pharmaceutical product pipeline and for collaborative formulation development programs with major pharmaceutical companies.  We intend to design our compounds to be safe and effective in minute quantities, and to be able to incorporate them into food and pharmaceutical products through the GRAS determination/notification process.  Although the GRAS process involves extensive testing to insure safety in use, the overall time required (estimated to be 18-24 months) and development costs incurred (estimated to be $1-2 million per compound) are modest compared to the size of the accessible markets.  Moreover, a single GRAS-determined taste enhancer can potentially be used in a wide range of food applications.  In addition, a GRAS determination is heavily relied upon by the Food and Drug Administration (FDA) to evaluate the safety and inclusion of flavor modifiers into pharmaceutical products.  A single aversive taste blocker can potentially be used to create a multitude of new drug formulations that in many cases may be patentable in their own right.  New drug product or product variations will require FDA approval through the new drug approval, or NDA, process.  We believe there may be additional potential applications for our technology for the modification of aversive taste sensations in food products, as well as potential for discovering novel compounds for other pharmaceutical applications.

On March 12, 2007, we completed a private placement of shares of Common Stock and warrants to purchase shares of Common Stock raising approximately $20.0 million of gross proceeds. We believe that the net proceeds of approximately $16.9 million received from the private placement should be sufficient to meet our operating and capital requirements at least through December 2008.

Revenue

To date, our revenue has come solely from corporate collaborations, licensing agreements and government grants.  Since our inception, we have undertaken research projects for which we were the recipient of several Small Business Innovative Research, or SBIR, Awards. The SBIR Awards were sponsored by the National Institutes of Health. The last research project was completed in 2004.  Previously, we also entered into several research and license agreements with companies in the food ingredient and pharmaceutical industries. Under these agreements, we generally conducted research and development in the field of flavor discovery and modification.  None of these agreements remain in effect.

Our business strategy includes the establishment of new research collaborations to support and supplement the discovery and development of our taste modifier compounds for food and beverage applications.  We intend to license our products for taste enhancement to major ingredients suppliers or processed foods and beverage producers in exchange for technology access fees, research funding, product development milestones, and product royalties. Our strategy is to license our sweet and savory taste enhancer for use in a variety of product categories. These include, but are not limited to, carbonated and noncarbonated beverages, confectionary products (e.g. candy and gum) and processed food products (e.g. soups, gravies, packaged meats, frozen meals, cheese products, snack foods).   Our taste enhancer program was publicly unveiled at the national American Chemical Society meeting in March 2006.  This has led to numerous discussions with major ingredient, food and beverage companies.   Based on the current level of interest, we anticipate the formation of a collaboration agreement regarding our taste enhancer program in the first half of 2007.

In addition to developing our own pharmaceutical formulations, we plan to form agreements with pharmaceutical companies to develop and market liquid and innovative pharmaceutical formulations in exchange for technology access fees, research funding, product development milestones and product royalties. We have identified a broad selection of potential products for development, including both liquid formulations and innovative formulations that we believe would be attractive licensing candidates.  In general, our strategy involves the development of a prototype formulation demonstrating the effectiveness of our technology by combining the target API with our GRAS-approved bitter or other aversive taste blocker.  Some products could incorporate third-party APIs that could constitute line extensions to be marketed to the API patent holder.  Additional prototype products could be developed with either soon-to-be or patent-expired APIs.  These products could either be licensed to the original patent holder to create a line extension, or to a generics company wishing to market a differentiated or branded generic product.

Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

Research and Development

Our research and development expense consist primarily of internal costs associated with our bitter blocker and taste enhancer research programs as well as amounts paid to third parties to conduct research on our behalf.  Our internal research and development costs are comprised of salaries and related benefits, facilities and depreciation on laboratory equipment, compound acquisition costs and research supplies.   We charge research and development costs to operations as incurred.

General and Administrative

Our general and administrative expenses consist primarily of salaries and related benefit expenses for business development, financial, legal and other administrative functions.   In addition, we incur external costs for professional fees for legal, patent and accounting services.  We expect that our general and administrative expenses, both internal and external, will increase as we are now a public company.

Results of Operations

Year ended December 31, 2006 compared to December 31, 2005

Research and Grant Revenue.  During the year ended December 31, 2006 we did not generate any research and grant revenue, as we focused our efforts on advancing our technologies and did not enter into any discovery collaborations.  In prior years, we had entered into several research license agreements with companies in the food ingredient and pharmaceutical industries. Under these agreements, we conducted research and development in the field of flavor discovery and modification.  During the year ended December 31, 2005, we recognized $0.4 million of revenue from these agreements, of which $0.3 million of payments were received in 2004 and recognized as revenue in 2005 when we completed our performance obligations under the agreements.

Research and Development Expenses.  Our research and development expenses were $3.6 million for the year ended December 31, 2006 compared to $2.9 million for the year ended December 31, 2005.  During 2006, we continued to increase our research efforts covering our bitter blocker and taste enhancer programs.  The increase was primarily related to new personnel, scientific instrumentation, scientific supplies and costs associated with the outsourcing of our chemistry efforts to synthesize new compounds to be analyzed in our screening programs.  We anticipate that research and development expenses will continue to increase as we advance our research and development programs.

General and Administrative Expenses. Our general and administrative expenses were $2.8 million for the year ended December 31, 2006 compared to $2.1 million for the year ended December 31, 2005.  The increase of $0.7 million was primarily related to increased management and personnel expenses due to new management hires and increased investments in business development required to support our research and development efforts. We anticipate that general and administrative expenses will increase as we begin to incur costs relating to our operations as a public company.

Interest Expense.  Interest expense increased to $0.9 million for the year ended December 31, 2006 from $0.1 million for the year ended December 31, 2005.  In May 2006, we entered into a convertible debt financing agreement with certain of our investors which provided for $4.1 million in funding.  In addition to the issuance of 5% secured promissory notes, our investors received warrants to purchase additional shares of our stock.   We allocated the proceeds from the financing between the notes and the warrants based on their relative fair values.  The fair value of the warrants have been recorded against the carrying value of the notes as an original issue discount (OID) which is being amortized as interest expense over a one-year period from the original issuance date of the notes. During 2006, we recognized a noncash charge to interest expense of $0.6 million for the amortization of the OID.  During 2005, we borrowed $2.0 million to finance the purchase of laboratory and office equipment at interest rates ranging between 9.4% and 10.4%. Interest expense on these borrowings were $0.1 and $0.1 in 2006 and 2005, respectively.

Income Tax Benefit.  During 2006 and 2005, we sold $5.8 million and $3.1 million of our New Jersey State operating loss carryforwards resulting in the recognition an income tax benefit of $0.5 million and $0.3 million, respectively.  Due to the Company’s history of losses, we have not recognized the benefit of any of our other net operating loss carryforwards.

Year ended December 31, 2005 compared to December 31, 2004

Research and Grant Revenue.  Our research and grant revenue was $0.4 million for the year ended December 31, 2005, compared to $0.2 million for the year ended December 31, 2004.  During 2005, we recognized $0.4 million of revenue from several research and license agreements with companies in the food ingredient and pharmaceutical industries for the conduct research and development in the field of flavor discovery and modification.  Revenue of $0.2 million in 2004 was primarily from research projects covered under Small Business Innovative Research (SBIR) Awards sponsored by the National Institutes of Health. We completed our SBIR research projects in 2004.

Research and Development Expenses.  Our research and development expenses were $2.9 million for the year ended December 31, 2005 compared to $2.4 million for the year ended December 31, 2004.  During 2005, we increased our research efforts covering our bitter blocker and taste enhancer programs.  The increase was primarily related to personnel, scientific instrumentation, and expenses associated with increased screening activity in 2005.

General and Administrative Expenses. Our general and administrative expenses were $2.1 million for the year ended December 31, 2005 compared to $2.7 million for the year ended December 31, 2004.  The decrease was primarily related to lower management consulting fees in 2005 as compared to 2004 which were incurred prior to the recruitment of our current management team as well as a reduction of public relations related expenses.  In addition, during 2004 we incurred $0.2 million of severance costs associated with the separation of a former officer of the Company.

Interest Expense.  During 2005, we borrowed $2.0 million to finance the purchase of laboratory and office equipment under which we incurred $0.1 million of interest expense. During 2004, we had no outstanding borrowings.

Income Tax Benefit.  During 2005, we sold $3.1 million of our New Jersey State operating loss carryforwards resulting in the recognition an income tax benefit of $0.3 million.

Liquidity and Capital Resources

At December 31, 2006, we had cash and cash equivalents of $1.0 million and a working capital deficit of $4.9 million. Since inception, we have used $15.3 million of cash to fund our operating activities and $1.9 million for capital expenditures.   We have funded substantially all of our operations and capital expenditures through private placements of equity and convertible debt securities totaling $17.2 million, cash received from corporate collaborations totaling $2.4 million, government grants totaling $1.8 million, and capital equipment financing totaling $2.1 million.  In addition, on March 12, 2007 we completed a private placement of units of our common stock and warrants to purchase common stock raising $20.0 million of gross proceeds. We believe that the net proceeds of approximately $16.9 million received from this private placement should be sufficient to meet our operating and capital requirements at least through December 2008.

We expect that substantially all of our revenue for the foreseeable future will come from corporate collaborations, license agreements and interest earned on the proceeds from our sales of securities.  We are subject to those risks associated with any biotechnology company that has substantial expenditures for research and development.  There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable.  In addition we operate in an environment of rapid technological change and we are largely dependent on the services of our employees and consultants.  For us to fund our operations and to commercially develop our products, additional equity and/or debt financing will be required.  There is no assurance that such financing will be available to us as needed.

Summary of Contractual Obligations

The following table summarizes our obligations to make future payments under our current contractual obligations as of December 31, 2006:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Operating leases	$191,000	$191,000	—	—	—
Convertible notes payable	3,462,000	3,462,000	—	—	—
Long-term debt	1,209,000	574,000	$635,000	—	—
License payments	325,000	25,000	75,000	$50,000	$175,000
	$5,187,000	$4,252,000	$710,000	$50,000	$175,000

In November 2005, we entered into a new 10 year lease agreement for space we intend to begin to occupy during the first half of 2007.  The term of the lease commences on the date the space is ready for occupancy, as defined in the agreement.  The initial annual base rent is $0.3 million, subject to annual 2% increases.  The landlord has also agreed to finance, at interest rates ranging between 11% and 12%, up to $3.3 million of leasehold improvements that we would pay for as additional rent over the term of the lease.

As part of our private placement of securities which closed on March 12, 2007, we converted all of our convertible notes payable and accrued interest into our common stock.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amount of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our judgments and  estimates, including those related to revenue recognition, long-lived assets, accrued liabilities, share-based payments and income taxes. We base our judgment and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to our financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

Revenue from corporate collaborations and licensing agreements consist of up-front fees, research and development funding, and milestone payments.  Nonrefundable up-front fees are deferred and recognized as revenue over the related performance period.  We estimate the performance period based on the specific terms of each collaborative agreement, but the actual performance may vary.  We adjust the performance periods based on available facts and circumstances.  Revenue from research and development agreements and government grants is recognized pursuant to the related agreements as work is performed and related costs are incurred.  Revenue resulting from the achievement of substantive milestone events as defined in the agreements is recognized when the milestone is achieved.

Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R) using the prospective method of adoption.  Under SFAS 123R, we recognize compensation cost for awards to employees and non-employee board members based on the grant-date fair value of stock-based awards over the period during which an award holder is required to provide service in exchange for the award.  No compensation is recognized for awards for which the award holder does not tender the requisite service.

Prior to 2006, we applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for fixed-plan stock options granted to employees and directors.  Under APB Opinion No. 25, we did not record compensation expense for stock options since the current fair value of the underlying stock equaled the exercise price of the options.

In estimating the fair value of stock options, we use the Black-Scholes option-pricing model which requires us to make estimates about certain inputs regarding the volatility of our common stock and the expected term of our options.  Since there has been no public trading activity in our common stock, we have used the average historical volatility of a group of pubic company peers.   In addition, we have used the “simplified” method as described in SEC Staff Accounting Bulletin No. 108 to determine the expected life of our options.

PROPERTIES

Prior to the consummation of the Merger, we maintained mailing addresses at 3505 Castlegate Court, Lexington, Kentucky 40502 and 12890 Hilltop Road, Argyle, Texas 76226.  Other than those mailing addresses, we did not maintain any other office facilities and did not anticipate the need for maintaining office facilities.  As a result of the Merger, our headquarters are now situated at 2005 Eastpark Boulevard, Cranbury, New Jersey 08512-3515, the site of our new wholly-owned subsidiary, Redpoint, which is a party to three leases set forth below.

Lease Agreement for Office and Laboratory Space in Cranbury, New Jersey

On October 9, 2002, Redpoint entered into a lease agreement with Eastpark at 8A to lease office and laboratory space and equipment at such location.  The leased premises includes 5,100 square feet of office and laboratory space, and the annual base rent is $163,200.  The term of the lease is five years and expires in December 2007.

Lease Agreement for Office and Laboratory Space in Philadelphia, Pennsylvania

On September 30, 2005, Redpoint entered into an agreement with Albert Einstein Healthcare Network (“AEHN”) to use AEHN’s laboratory space located at 5501 Old York Road, Philadelphia, Pennsylvania.  As amended, the agreement provides for approximately 1,124 square feet of office and laboratory space, and an annual base rent of approximately $28,100.  The term of the agreement has been extended until September 30, 2007.  The lease may be amended in writing by mutual agreement.

Lease Agreement for Office and Laboratory Space in Ewing, New Jersey

On November 28, 2005, Redpoint entered into a lease agreement with BMR-7 Graphics Drive LLC to lease office and laboratory space at 7 Graphics Drive in Ewing, New Jersey.  The leased premises include approximately 18,000 square feet of office and laboratory space, and the annual base rent is $287,943, subject to annual 2% increases.  Under the lease agreement, we will also have to pay certain operating expenses associated with the leased premises.  BMR-7 Graphics Drive LLC has agreed to finance up to $3.3 million of leasehold improvements to the leased premises, at interest rates ranging between 11 to 12% which we will pay for as additional rent over the term of the lease.  The term of the lease is ten years and the term commences on the date the space is ready for occupancy.  On October 25, 2006, we entered into a first amendment to the lease agreement with BMR-7 Graphics Drive LLC.  The first amendment modifies and amends certain terms of the 7 Graphics Drive lease.  In particular, the amendment changes the estimated date on which the space will be ready for occupancy to April 7, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock immediately before and after the closing of the transactions contemplated by the Merger Agreement and the Offering by:

•                  each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding securities;

•                  each current director of the Company;

•                  each of the named executive officers of the Company listed below in the table under the caption “Executive Compensation”; and

•                  all current directors and executive officers as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Redpoint Bio Corporation, 2005 Eastpark Blvd., Cranbury, NJ 08512-3515.

	Before Closing of the Merger Agreement		After Closing of the Merger Agreement
Name and Address of Beneficial Holder	Number of Shares Beneficially Owned(1)	% Common Stock(2)	Number of Shares Beneficially Owned(1)	% Common Stock(3)
Directors and Executive Officers

Timothy P. Halter(4)(5) 12890 Hill Top Road Argyle, Texas 76226	1,290,000	50.76%	1,290,000	2.06%

F. Raymond Salemme, Ph.D.(5)(6)	-0-	—	1,649,644	2.58%

Susan M. Welsh, M.D., M.B.A.(5)(7)	-0-	—	197,986	*

Scott M. Horvitz(5)(8)	-0-	—	463,315	*

Robert W. Bryant, Ph.D.(5)(9)	-0-	—	191,263	*

Robert Chefitz(5)(10)	-0-	—	4,207,467	6.70%

Leif Kjaergaard, Ph.D. (5)(11)	-0-	—	5,823,786	9.28%

David Patchen(5)(12)	-0-	—	8,273,823	13.18%

Philip L. Smith, Ph.D.(5)(13)	-0-	—	7,985,786	12.65%

All directors and officers as a group (9 persons)	2,490,000	97.99%	30,083,070	47.81%

5% Stockholders(14)

Halter Financial Investments, L.P.(4) 12890 Hill Top Road Argyle, Texas 76226	1,290,000	50.76%	1,290,000	2.06%

David Brigante(4) 12890 Hill Top Rd Argyle, Texas 76226	1,290,000	50.76%	1,290,000	2.06%

George Diamond(4) 12890 Hill Top Road Argyle, Texas 76226	1,290,000	50.76%	1,290,000	2.06%

Marat Rosenberg(4) 12890 Hill Top Road Argyle, Texas 76226	1,290,000	50.76%	1,290,000	2.06%

Michael Heitz(15) 3505 Castlegate Ct. Lexington, Kentucky 40502	1,200,000	47.23%	50,000	*

Cargill, Incorporated	-0-	—	8,273,823	13.18%

Danisco Venture A/S	-0-	—	5,823,786	9.28%

NJTC Venture Fund, L.P.	-0-	—	4,207,467	6.70%

RK Ventures Group, LLC	-0-	—	3,987,732	6.37%

S.R. One, Limited	-0-	—	7,985,786	12.65%

*Less than 1%

(1)             Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock.

(2)             Based on 2,541,000 shares of Common Stock issued and outstanding as of the Record Date and as of the Closing Date.  There are no shares of preferred stock issued and outstanding.  As of the Record Date and as of the Closing Date, we had no outstanding stock options or warrants.

(3)             Based on 62,584,328 shares of Common Stock issued and outstanding following the completion of the Merger and the close of the Offering.

(4)             Includes 645,000 shares of Common Stock owned by Halter Financial Investments, L.P., or HFI, and 645,000 shares of Common Stock owned by Halter Financial Group, L.P., or HFG.  HFI is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner.  The limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership, of which TPH Capital GP, LLC, a Texas limited liability company, is the general partner, of which Timothy P. Halter is the sole member; (ii) Bellfield Capital, L.P., a Texas limited partnership, of which Bellfield Capital Management, LLC, a Texas limited liability company, is the sole general partner, of which David Brigante is the sole member; (iii) Colhurst Capital LP, a Texas limited partnership, of which Colhurst Capital GP, LLC, a Texas limited liability company, is the general partner, of which George L. Diamond is the sole member; and (iv) Rivergreen Capital, LLC, a Texas limited liability company, of which Marat Rosenberg is the sole member.  HFG is a Texas limited partnership of which Halter Financial Group GP, LLC, a Texas limited liability company, is the sole general partner.  The limited partners of HFG are: (i) TPH Capital, L.P., a Texas limited partnership, of which TPH Capital GP, LLC, a Texas limited liability company, is the general partner, of which Timothy P. Halter is the sole member; (ii) Bellfield Capital, L.P., a Texas limited partnership, of which Bellfield Capital Management, LLC, a Texas limited liability company, is the sole general partner, of which David Brigante is the sole member; (iii) Colhurst Capital LP, a Texas limited partnership, of which Colhurst Capital GP, LLC, a Texas limited liability company, is the general partner, of which George L. Diamond is the sole member; and (iv) Rivergreen Capital, LLC, a Texas limited liability company, of which Marat Rosenberg is the sole member.  As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI and HFG.  Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on May 10, 2006 by the Company on behalf of the foregoing persons.

(5)             Mr. Timothy P. Halter has submitted a letter of resignation from the Company’s Board of Directors, which will become effective upon the tenth day following the mailing of an Information Statement on Schedule 14f-1 to our stockholders.  Effective on the Closing Date, Dr. F. Raymond Salemme, Ph.D. has been appointed Chief Executive Officer and Director, Ms. Susan M. Welsh, M.D., M.B.A.,

has been appointed President, Mr. Scott M. Horvitz has been appointed Chief Financial Officer, Treasurer and Secretary, and Dr. Robert W. Bryant, Ph.D. has been appointed Vice President — Discovery Research.  Messrs. Robert Chefitz, Leif Kjaergaard, Ph.D., David Patchen and Philip L. Smith, Ph.D. will each be appointed as a director to be effective ten days after the delivery of the Information Statement on Schedule 14f-1 to our stockholders.

(6)             Includes 352,353 shares of Common Stock and 1,297,291 shares underlying options that are exercisable within 60 days of March 12, 2007.

(7)             Consists of 197,986 shares underlying options that are exercisable within 60 days of March 12, 2007.

(8)             Consists of 463,315 shares underlying options that are exercisable within 60 days of March 12, 2007.

(9)             Consists of 191,263 shares underlying options that are exercisable within 60 days of March 12, 2007.

(10)       Includes 3,997,118 shares of Common Stock and 210,349 Investor Warrants owned by NJTC Venture Fund SBIC, L.P.  The reporting person is a General Partner of NJTC Venture Fund SBIC, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)       Includes 5,643,143 shares of Common Stock and 180,643 Investor Warrants owned by Danisco Venture A/S.  The reporting person is the Chief Technology Officer and a member of the executive committee at Danisco A/S and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(12)       Includes 8,063,474 shares of Common Stock and 210,349 Investor Warrants owned by Cargill, Incorporated. The reporting person is the Managing Director of the Emerging Business Accelerator of Cargill, Incorporated and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(13)       Includes 7,456,899 shares of Common Stock and 528,887 Investor Warrants owned by S.R. One, Limited. The reporting person is a General Partner of S.R. One, Limited and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(14)       Total numbers of shares includes Common Stock held by entities affiliated with directors and executive officers.

(15)       On the Closing Date, the Company cancelled and extinguished 1,150,000 shares of Common Stock held by Mr. Michael Heitz in exchange for the transfer to Mr. Heitz, simultaneous with the Closing, of the Company’s membership interest in Robcor, LLC held prior to the Closing Date.

DIRECTORS AND EXECUTIVE OFFICERS

Prior to the consummation of the Merger Agreement, the Board of Directors consisted of Mr. Timothy P. Halter, who was elected to serve until his successor was duly elected and qualified or until the next annual meeting of the Company’s stockholders.  Pursuant to the Merger and as of March 12, 2007, Dr.. F. Raymond Salemme, Ph.D. was appointed as a director of the Company.  Mr. Halter has submitted a letter of resignation from the Company’s Board of Directors which will become effective upon the tenth day following the mailing of an Information Statement on Schedule 14f-1 to our stockholders.  We filed Schedule 14f-1 with the SEC on March 16, 2007.

On the Closing Date, all officers of the Company resigned effective immediately, including Heitz who resigned as Executive Vice President of the Company and Mr. Timothy P. Halter who resigned as Chief Executive Officer, President, Chief Financial Officer and Secretary of the Company.  Upon the resignations of Heitz and Mr. Timothy P. Halter as officers of Company, the officers of Redpoint in office immediately prior to the Closing Date were appointed as officers of the Company and will serve as the officers of Robcor until their successors are duly elected or appointed and qualified.  In addition, on the Closing Date, Mr. Timothy P. Halter, as the sole director of Robcor, appointed Dr. F. Raymond Salemme, Ph.D. as the Chief Executive Officer of the Company and Mr. Scott Horvitz as the Chief Financial Officer, Treasurer and Secretary of the Company effective on March 12, 2007.

The names of the current officers and directors of the Company and the incoming directors, as well as certain information about them are set forth below:

Name	Age	Position
Timothy P. Halter	40	Director(1)

F. Raymond Salemme, Ph.D.	61	Chief Executive Officer and Director(2)

Susan M. Welsh, M.D., M.B.A.	52	President

Scott M. Horvitz	48	Chief Financial Officer, Treasurer and Secretary

Robert W. Bryant, Ph.D.	62	Vice President — Discovery Research

Robert Chefitz	47	Director(3)

Leif Kjaergaard, Ph.D.	60	Director(3)

David Patchen	53	Director(3)

Philip L. Smith, Ph.D.	57	Director(3)

(1)             Current director until the Effective Date.

(2)             Incoming director, effective on the Closing Date.

(3)             Upon the effectiveness of the resignation of Mr. Halter as a director, Dr. Salemme plans to appoint the directors of Redpoint in office immediately prior to the Closing Date, Mr. Robert Chefitz, Dr. Leif Kjaergaard, Ph.D., Mr. David Patchen and Dr. Philip L. Smith, Ph.D., as new directors of the Company.

Timothy P. Halter.  Mr. Halter has been the Company’s President, Chief Executive Officer and sole director since May 2006.  On March 12, 2007, Mr. Halter resigned from all offices he held with the Company.  On the same date, Mr. Halter submitted his resignation as the Company’s director, which will become effective on the Effective Date.  Since 1995, Mr. Halter has been the president and the sole stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance, which we refer to as HFI.  In September 2005, Mr. Halter and other minority partners formed HFI.  HFI conducts no business operations.  Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (NASDAQ:  DXPE), and is an officer and director of Point Acquisition Corporation, a Nevada corporation; Nevstar Corporation, a Nevada corporation; Concept Ventures Corporation, a Nevada corporation; BTHC VI, Inc., BTHC VII, Inc., BTHC VIII, Inc., and BTHC X, Inc., each a Delaware corporation.

F. Raymond Salemme, Ph.D.  Dr. Ray Salemme became the Company’s Chief Executive Officer and director on March 12, 2007.  Dr. Salemme has been the Chief Executive Officer of the Company’s wholly-owned subsidiary, Redpoint, since June 2004.  From April 2003 to December 2003, Dr. Salemme was employed by Johnson & Johnson Pharmaceuticals as a consultant to assist management with the acquisition of 3-Dimensional Pharmaceuticals, Inc., or 3DP, a publicly traded biotechnology company founded in 1993, and acquired by Johnson & Johnson in 2003.  Dr. Salemme was the founder of 3DP, and from February 1993 to April 2003 Dr. Salemme served in various positions at 3DP, including President and Chief Scientific Officer.  Dr. Salemme established and directed the technical, operating, business and financing strategies leading to 3DP’s initial public offering in 2000, and was co-inventor on 24 of 3DP’s key technology patents.  Prior to 3DP, Dr. Salemme directed research groups for biophysics, computational chemistry, and structure-based drug design at Sterling Winthrop Pharmaceuticals and DuPont Merck Pharmaceuticals.  Prior to DuPont Merck, he worked at DuPont Central Research, where he directed molecular design teams involved in the discovery of new pharmaceuticals, agrochemicals, and engineered biopolymers.  Dr. Salemme joined DuPont from Genex Corporation, one of the first biotechnology companies, where he pioneered the use of X-ray crystallography and computer-aided molecular design for engineering proteins with novel or enhanced functional properties.  Prior to Genex, Dr. Salemme was Professor of Chemistry and Biochemistry at the University of Arizona, where he worked in the area of structural proteomics and determined the 3D X-ray structures of several proteins involved in biological electron transfer.  Dr. Salemme holds a B.A. in Molecular Biophysics from Yale University and a Ph.D. in Chemistry from the University of California at San Diego. Dr. Salemme participates in advisory committees at National Institutes of Health, and is a Board member at Gene Network Sciences, a systems biology company.

Susan M. Welsh, M.D., M.B.A.  Dr. Susan Welsh became the Company’s President on March 12, 2007.  Dr. Welsh joined Redpoint as President in January 2006.  She is responsible for Redpoint’s pharmaceutical product development efforts and its business development strategy and execution.  Prior to joining Redpoint, from March 2004 to October 2005, Dr. Welsh was Group Vice President, Global Project Management at Schering-Plough, where she was responsible for all aspects of global project management and the R&D licensing function.  She also served as a member of Schering-Plough’s Pharmaceutical Leadership Board and Licensing Advisory Board.  From November 2000 to October 2003, Dr. Welsh was Vice President of Strategic Customer Alliances at Johnson & Johnson.  Prior to Johnson & Johnson, Dr. Welsh held senior business and pharmaceutical development positions at Pharmacia, Monsanto, Alza, and SmithKline Beecham.  During her career, Dr. Welsh has spent nearly 20 years in the management of global pharmaceutical product development and commercialization, marketing, and business development.  Prior to joining the pharmaceutical industry, Dr. Welsh served as a commissioned officer in the Royal Air Force, where she ran acute and ambulatory care units throughout the world.  Dr. Welsh holds a Bachelor of Science in Psychology, and a medical degree (MBChB in Medicine and Surgery) from the University of Leeds, United Kingdom, an M.B.A. from the University of California at Berkeley, and a Master’s of Information Management from Washington University, St. Louis.  She is a Fellow of the Faculty of Pharmaceutical Medicine of the Royal Colleges of Physicians, U.K., a Member of the Royal College of General Practitioners, a Member of the Royal College of Psychiatrists, and a Diplomate of the Royal College of Obstetricians and Gynecologists. She also serves as a member of the National Council, School of Engineering and Applied Science at Washington University in St. Louis.

Scott M. Horvitz.  Mr. Horvitz became the Company’s Chief Financial Officer, Treasurer and Secretary on March 12, 2007.  Mr. Horvitz has been Redpoint’s Chief Financial Officer, Corporate Secretary and Treasurer since July 2004.  Mr. Horvitz has approximately 25 years of experience in accounting and financial management of biotechnology companies, including the management of initial public offerings with his two previous companies.  Prior to becoming Chief Financial Officer of Redpoint, Mr. Horvitz was a consultant to Redpoint from August 2003 to June 2004.  Previously, Mr. Horvitz co-founded 3-Dimensional Pharmaceuticals, Inc. where he worked from September 1993 until its acquisition by Johnson & Johnson in July 2003, most recently serving as its Chief Financial Officer and Corporate Secretary and Treasurer.  Prior to 3DP, Mr. Horvitz was the Executive Director of Finance and Human Resources with Magainin Pharmaceuticals (now called Genaera Corp).  Mr. Horvitz holds a B.S. in Accounting from the University at Albany and is a Certified Public Accountant. He serves on the Board of Directors on Protez Pharmaceuticals, Inc. and is the Chairman of its Audit Committee.

Robert W. Bryant, Ph.D.  Dr. Bryant became the Company’s Vice President of Discovery Research on March 12, 2007.  Dr. Bryant has served as Redpoint’s Vice President of Discovery Research since April 2004 and has more than two decades of industrial experience.  Prior to joining Redpoint, Dr. Bryant was with Schering Plough Pharmaceuticals from March 1983 to December 2003.  Dr. Bryant spent 13 years directing research, assay design and assay implementation for high throughput screening (HTS) in the New Leads Discovery and Allergy-Inflammation departments at the Schering-Plough Research Institute.  Dr. Bryant’s groups developed more than 150 HTS assays for drug discovery programs at Schering and were responsible for the adoption and implementation of numerous advanced HTS technologies.  Prior to Schering, Dr. Bryant served as an Associate Professor of Biochemistry at the George Washington University Medical School in Washington, D.C.  He obtained a postdoctoral fellowship in natural product biosynthesis at the University of Pittsburgh, a Ph.D. in Biochemistry at Florida State University and a B.S. in Polymer Chemistry at the SUNY College of Environmental Science and Forestry at Syracuse University.  He has 46 major publications and has presented at numerous national and international meetings.

Robert Chefitz.  Since April 2002, Mr. Robert Chefitz has been a General Partner of NJTC Venture Fund, SBIC, L.P., a private venture capital firm based in New Jersey that is a lead investor in seed and early stage companies in the region.  Prior to joining the NJTC Venture Fund, from February 1987 to October 2001, Mr. Chefitz was a partner at Apax Partners based in New York. Prior to Apax Partners, Mr. Chefitz was employed as an investment professional with Golder Thoma Cressey in Chicago. Mr. Chefitz is a past president of the New York Venture Association. Mr. Chefitz holds a B.A. in History from Northwestern University and a M.B.A. from Columbia University. In addition to Redpoint, Mr. Chefitz serves as a director on the boards at CebaTech, Inc., Cold Spring Capital Inc., Cylex Inc., Game Trust, Hycrete Technologies, LLC, RightAnswers, Inc. Mr. Chefitz has been a director of Redpoint since 2003.

Leif Kjaergaard, Ph.D.  Since 2006, Dr. Leif Kjaergaard has been the Chief Technology Officer and a member of the executive committee at Danisco A/S, an international food ingredients and biotechnology company based in Denmark.  Dr. Kjaergaard is responsible for new technology ventures and business development throughout Danisco.  From 2002 to 2006, Dr. Kjaergaard was Senior Vice Preisdent of Dansico, and, from 1993 to 2002, he served as Executive Vice President and Department President of Danisco Cultor (formerly Danisco Ingredients).  Dr. Kjaergaard has a M.Sc. in Chemical Engineering and a Ph.D. in Biotechnology from the Technical University of Denmark.  In addition to his daily activities in Danisco, Dr. Kjaergaard is a member of the European Research Advisory Board, President elect of the Board of European Industrial Research Managers Association, and a member of the Advisory Council on Research Policy in Denmark.  He also serves as deputy chairman of the independent company BHJ in Denmark, is a member of the board of the Danish Investment Fund (Dansk Innovationsinvestering), and a board member of Direvo Biotech (Germany).  Dr. Kjaergaard has been a director of Redpoint since 2006.

David Patchen.  Since March 2004, Mr. David Patchen has been the Managing Director of the Emerging Business Accelerator of Cargill, Incorporated.  The Emerging Business Accelerator invests in new business opportunities that have the potential to become new business units for Cargill.  Mr. Patchen is also currently Vice President, Emerging Business Accelerator, of Cargill, Incorporated.  Prior to his present position, from November 2001 to March 2004, Mr. Patchen was a Managing Director of Cargill Ventures.  He holds a B.A. in Political Science from Brown University and an M.B.A. from New York University in International Finance. In addition to Redpoint, Mr. Patchen serves on the board of directors of Ecovation, Inc. and NutriJoy, Inc.  Mr. Patchen has been a director of Redpoint since 2003.

Philip L. Smith, Ph.D.  Since June 2002, Dr. Philip L. Smith has been a General Partner at S.R. One, Limited, a corporate venture capital fund of GlaxoSmithKline.  Dr. Smith specializes in investing in companies involved in drug delivery and pharmaceutical product development.  Prior to his present position, from 2001 to June 2002, Dr. Smith was the Director of Drug Delivery at GlaxoSmithKline Pharmaceuticals.  Dr. Smith holds a B.A. in Chemistry from the University of Maine and a Ph.D. in Medicinal Chemistry/Pharmacology from Northeastern University.  In addition to Redpoint, Dr. Smith serves on the board of directors of Avantium, Cydex, Inc., Onyvax Ltd., Trinity Biosystems, Inc. and OctoPlus N.V.  Dr. Smith also serves as an observer on the board of Scynexis, is on the Corporate Venture Group Advisory Board of the National Venture Capital Association, and is a member of the Board of the Mid-Atlantic Capital Alliance.  Dr. Smith has been a director of Redpoint since 2004.

Except for Mr. Halter who has tendered his resignation, which will become effective on the tenth day following the mailing to our stockholders of an Information Statement complying with Rule 14f-1 of the Exchange Act, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As Robcor did not pay any compensation to any employees, officers or directors during the 2006 fiscal year, this Compensation Discussion and Analysis discusses the principles underlying Redpoint’s compensation policies and decisions and the principal elements of compensation paid to Redpoint’s executive officers during the 2006 fiscal year.  The Company’s  Chief Executive Officer (the “CEO”), Chief Financial Officer and the other executive officers included in the Summary Compensation Table below will be referred to as the  “named executive officers” for purposes of this discussion. For purposes of this Compensation Discussion and Analysis, references to share, per share price numbers, and compensation earned relate to Redpoint prior to the Closing of the Merger.

Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the compensation payable to Redpoint’s executive officers and other key employees. As part of such process, the Committee seeks to accomplish the following objectives with respect to Redpoint’s executive compensation programs:

•                  Motivate, recruit and retain executives capable of meeting Redpoint’s strategic objectives;

•                  Provide incentives to ensure superior executive performance and successful results for Redpoint; and

•                  Align the interests of executives with the long-term interests of shareholders.

The Committee seeks to achieve these objectives by:

•                  Establishing a compensation structure that is both market competitive and internally fair;

•                  Linking a substantial portion of compensation to Redpoint’s achievement of corporate objectives and the individual’s contribution to the attainment of those objectives; and

•                  Providing long-term equity-based incentives.

Setting Executive Compensation

It is the Committee’s objective to set the total annual compensation of each executive officer at levels that are competitive for comparable positions based on available industry data.  However, in determining the compensation of each executive officer, the Committee also considers a number of other factors, including recent Company and individual performance, the CEO’s recommendations, cost of living and internal pay equity.  There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components.  Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Company’s overall performance.  In addition, the CEO provides the Committee with a detailed review of the performance of the other executive officers and makes recommendations to the Committee with respect to the compensation packages for those officers.

For purposes of measuring the competitive levels of the cash elements of our officer compensation package for the 2006 fiscal year, the compensation committee relied on the 2005 Radford Biotechnology Survey Report (Radford Survey), generally benchmarking companies with less than 50 employees, as its primary source of market data.  The Committee is committed to the ongoing evaluation of our compensation programs through surveys, analysis, and best practices within the biotechnology industry.

Components of Compensation

For the 2006 fiscal year, the Company’s executive compensation program included the following components:

•                  Base salary;

•                  Annual short-term cash incentives;

•                  Long-term equity incentive awards;

•                  Retirement and health insurance benefits; and

•                  Change in control and other severance agreements.

Base Salary

In General — It is the Committee’s objective to set a competitive rate of annual base salary for each executive officer.  The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee works with the Company’s CFO to establish salary bands for the executive officers, with minimum to maximum opportunities that cover the normal range of market variability.  The actual base salary for each executive officer is then derived from those salary bands based on his or her responsibility, tenure and past performance and market comparability.

Changes for Fiscal Year 2007 — During the beginning of 2007 the Company has been focused on completing the financing and merger described herein and as a result, the Committee has not yet determined base salary adjustments to the named executive officers for 2007.  The Committee intends to consider changes to the base salary of its executive officers in the second quarter of 2007 with any such adjustments retroactive to January 1, 2007.  The table below shows annualized 2006 base salary rates for each named executive officer:

Name	Title	2006 Salary	2007 Salary	% Increase
Dr. F. Raymond Salemme	Chief Executive Officer	$300,000	*	*
Dr. Susan Welsh	President	$260,000	*	*
Scott Horvitz	Chief Financial Officer	$220,973	*	*
Dr. Robert W. Bryant	Vice President-Discovery Research	$186,813	*	*
Dr. Karnail S. Atwal #	Vice President-Chemistry	$189,450	*	*

*                    Salary adjustments for the 2007 fiscal year have not yet been determined.

#                    Dr. Atwal passed away during 2006.

The 2006 base salaries for each of our named executive officers were between the 25th to 75th percentiles for comparable positions when compared to the Radford Survey.

Annual Bonuses

In General — As part of their compensation package, the Company’s executive officers have the opportunity to earn annual cash incentive awards under the Company’s cash bonus program.  The bonus program is designed to reward superior executive performance while reinforcing the Company’s short-term strategic operating goals.  The target awards, based on percentage of base salary were determined at the time the named executive was hired.  Annual bonus targets as a percentage of salary generally increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. All of our employees are eligible to participate in our cash bonus program.

Fiscal 2006 Performance Measures and Payouts — Target awards for 2006 ranged from 25% to 40% of base salary for the executive officers and are payable based on the Committee’s subjective review of both Company and individual performance and the achievement of corporate and individual goals.

During the beginning of 2007 the Company has been focused on completing the financing and merger described herein and as a result, the Committee has not yet determined bonuses for the named executive officers for 2006.  The Committee intends to consider such bonuses for its executive officers in the second quarter of 2007.  The table below details fiscal 2006 annual bonus targets.

Name	Title	2006 Target Bonus ($)	2006 Target Bonus (% Salary)	2006 Actual Bonus ($)	2006 Actual Bonus (% Salary)
Dr. F. Raymond Salemme	Chief Executive Officer	$120,000	40%	*	*
Dr. Susan Welsh	President	$78,000	30%	*	*
Scott Horvitz	Chief Financial Officer	$66,292	30%	*	*
Dr. Robert W. Bryant	Vice President—Discovery Research	$46,703	25%	*	*
Dr. Karnail S. Atwal #	Vice President—Chemistry	$47,363	25%

*                    Actual bonuses for the 2006 fiscal year have not yet been determined.

#                    Dr. Atwal passed away during 2006.

The 2006 target bonus percentages for each of our named executive officers were between the 25th to 75th percentiles for comparable positions when compared to the Radford Survey.

Long-Term Incentive Equity Awards

A significant portion of each senior executive’s compensation is provided in the form of long-term incentive equity awards.  It is the Committee’s belief that properly structured equity awards are an effective method of aligning the long term interests of senior management with those of the Company’s shareholders.  All of our employees are eligible to receive long-term incentive awards.

Fiscal Year 2006 Awards — In January 2006, in connection with the commencement of her employment, Dr. Welsh received an option grant to purchase 213,500 shares of Redpoint Common Stock at an exercise price of $0.42 per share which was determined to be the fair value of the underlying common stack on the date of grant as determined by our board of directors.  No other named executive officer received an option grant during 2006.

With the exception of a merit based option award to purchase 25,000 shares of Redpoint common stock at an exercise price of $0.42 per share granted to Dr. Bryant in January 2005, we have not provided any other long-term incentive equity awards to any of our named executive officers except for the awards negotiated at commencement of employment, which were negotiated at arm’s length.  The foregoing share and per share price numbers do not give effect to the Merger.

Fiscal Year 2007 Awards — Upon the close of the Merger, we adopted and assumed Redpoint Bio’s 2003 Stock Incentive Plan, as amended, and the 2007 Omnibus Equity Compensation Plan to create an aggregate pool of stock options representing approximately 16% of the shares of the Company’s Common Stock, calculated on a fully-diluted basis immediately following the close of the Merger and this Offering (the “Employee Stock Option Pool”).  The Employee Stock Option Pool will be used to attract and retain qualified employees, directors and consultants and will be granted from time to time under the guidance and approval of the Company’s Board of Directors or its compensation or similar committee.

Also upon the closing of the Offering and the Merger, our Board of Directors granted to existing members of management and employees options to purchase an aggregate of 4,874,517 shares of Robcor Common Stock at an exercise price of $0.81 per share, of which options to purchase 4,147,023 shares were granted to the named executive officers as follows:

Name	Title	March 12, 2007 Option grant
Dr. F. Raymond Salemme	Chief Executive Officer	2,274,156
Dr. Susan Welsh	President	759,215
Scott Horvitz	Chief Financial Officer	758,048
Dr. Robert W. Bryant	Vice President—Discovery Research	355,604

These options vest 25%, upon the first anniversary of the date of grant and ratably each month thereafter through the fourth anniversary of the date of grant.  In determining the above number of options granted to the named executive officers the Committee used a formula approach based on the ownership percentage for each named executive officer whereby after the new grant their ownership percentage after the Offering (based upon the achievement of the Minimum Offering Amount) was equal to approximately 80% of their ownership percentage prior to the Offering.  The Committee believes this was an appropriate balance between the need to provide incentives to the named executive officers and at the same time have them share in some level of dilution.

As a newly public company, during 2007 the Committee intends to establish long-term incentive grant guidelines for eligible executive officers, as well as all of our employees, based on competitive annual grant data. We expect that actual grants will be determined from this guideline based on individual performance, competitive total compensation amounts, internal equity pay considerations, and the potential impact on shareholder dilution and FAS 123R compensation expense.

Retirement and Health Insurance Benefits

Retirement Benefits

Executive officers are eligible to participate in the Company’s tax-qualified 401k defined contribution plan.  The plan is available to all eligible employees.  Employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations.  The Company has the discretion to make contributions to the plan.  However, no contributions have been made to date.

Other Benefits and Perquisites - All employees, including executive officers, are eligible to receive standard health, disability and life insurance benefits.

Specific Compensation Packages

To further assist our shareholders in understanding the elements of compensation disclosed in the Summary Compensation Table and related tables which follow, we think it is important to discuss in more detail the compensation packages in effect for Ray Salemme, our Chief Executive Officer, Susan Welsh, our President, and Scott Horvitz, our Chief Financial Officer. Each of these packages were negotiated at arm’s length before they commenced work with us.

Internal pay equity section

The relative difference between the annual compensation package provided the CEO in the form of base salary, short-term incentive compensation and long-term equity awards and the comparable compensation packages provided the Company’s other executive officers has not increased significantly since his hiring in June 2004 and which we believe is a fair and equitable allocation among all the executive officers.

IRC Section 162(m) compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Company are not allowed a federal income tax deduction for compensation, paid to the CEO and certain other executive officers, to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation.  The Company’s Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation.  Other awards made under the Plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.  For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.   However, for the 2006 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.

Executive Officers and Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Timothy P. Halter, the Company’s former Chief Executive Officer, President, Chief Financial Officer and Secretary, Michael Heitz, the Company’s former Executive Vice President, F. Raymond Salemme, Ph.D., the Company’s current Chief Executive Officer, Susan M. Welsh, M.D., M.B.A., the Company’s current President, Scott M. Horvitz, the Company’s current Chief Financial Officer, and Robert W. Bryant, Ph.D., the Company’s current Vice President — Discovery Research, for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)

Timothy P. Halter,	2006	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-
Chief Executive	2005	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-
Officer, President,	2004	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-
Chief Financial
Officer and
Secretary(3)

Michael Heitz,	2006	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-
Executive Vice	2005	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-
President(4)	2004	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-

Dr. F Raymond	2006	300,000		120,000	(6)	-0-	-0-		-0-	-0-	-0-		300,000
Salemme,	2005	300,000		120,000	(7)	-0-	-0-		-0-	-0-	-0-		420,000
Chief Executive	2004	175,900		70,000		-0-	-0-	(8)	-0-	-0-	-0-		245,900
Officer(5)

Dr. Susan M.	2006	258,917	(10)	78,000	(6)	-0-	60,564		-0-	-0-	1,800		321,281
Welsh,	2005	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-
President(9)	2004	-0-		-0-		-0-	-0-		-0-	-0-	-0-		-0-

Scott M. Horvitz	2006	220,973		66,292	(6)	-0-	-0-		-0-	-0-	-0-		220,973
Chief Financial	2005	207,000		62,100	(12)	-0-	-0-		-0-	-0-	-0-		269,100
Officer(11)	2004	103,500		31,000		-0-	-0-	(13)	-0-	-0-	106,250	(14)	240,750

Dr. Robert W.	2006	186,813		46,703	(6)	-0-	-0-		-0-	-0-	-0-		186,813
Bryant	2005	175,000		43,750	(12)	-0-	-0-	(16)	-0-	-0-	-0-		218,750
Vice President —	2004	131,168		26,000		-0-	-0-	(17)	-0-	-0-	-0-		157,168
Discovery
Research(15)

(1)             Represents compensation expense recognized in 2006 in accordance with Statement of Financial Accounting Standard 123(R) relating to outstanding option awards and other stock awards, and therefore, include amounts from awards granted in an prior to fiscal 2006.  For a discussion of the valuation assumptions used, see the Notes to our 2006 audited financial statements included herein.

(2)             In accordance with the current rules of the SEC, other compensation in the form of perquisites and other personal benefits, securities or property have been omitted in those instances where such perquisites and other personal benefits, securities or property constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(3)             Mr. Timothy P. Halter resigned from all offices he held with the Company on the Closing Date.

(4)             Mr. Michael Heitz resigned from all offices he held with the Company on the Closing Date.

(5)             On the Closing Date, in connection with the Merger Agreement, Dr. Salemme became the Chief Executive Officer of the Company.  Prior to the Closing Date, Dr. Salemme served at Redpoint as Chief Executive Officer.  The compensation shown in this table includes the amount Dr. Salemme received from Redpoint prior to the consummation of the Merger Agreement.

(6)             The actual amount of cash bonus to be paid to each of Dr. Salemme, Dr. Welsh, Mr. Horvitz and Dr. Bryant for 2006 remains to be determined by Redpoint’s Compensation Committee.  The amounts included in the Summary Compensation Table represent 2006 annual bonus target amounts, which are payable based on the Compensation Committee’s subjective review of both Redpoint and individual performance and the achievement of corporate and individual goals.

(7)             Such amount has not been paid to Dr. Salemme and represents the maximum amount that Dr. Salemme is eligible for under his employment agreement for 2005.  The actual amount of cash bonus to be paid to Dr. Salemme for 2005 remains to be determined by Redpoint’s Compensation Committee.

(8)             In 2004, Redpoint granted options to purchase 639,519 shares of common stock to Dr. Salemme.  The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Redpoint had not expensed employee stock options granted prior to January 1, 2006.

(9)             On the Closing Date, in connection with the Merger Agreement, Dr. Welsh became the President of the Company.  Prior to the Closing Date, Dr. Welsh served at Redpoint as President.  The compensation shown in this table includes the amount Dr. Welsh received from Redpoint prior to the consummation of the Merger Agreement.

(10)       Dr. Welsh joined Redpoint as President in January 2006 and currently earns a base salary of $260,000 per year.

(11)       On the Closing Date, in connection with the Merger Agreement, Mr. Horvitz became the Chief Financial Officer, Treasurer and Secretary of the Company.  Prior to the Closing Date, Mr. Horvitz served at Redpoint as Chief Financial Officer.  The compensation shown in this table includes the amount Mr. Horvitz received from Redpoint prior to the consummation of the Merger Agreement.

(12)       The 2005 bonuses for Mr. Horvitz and Dr. Bryant have been approved by Redpoint’s Compensation Committee, but payment has been deferred until after the closing of the Offering.

(13)       In 2004, Redpoint granted options to purchase an aggregate of 192,028 shares of common stock to Mr. Horvitz, of which options to purchase 159,880 shares of common stock were granted to Mr. Horvitz in his capacity as an employee and options to purchase 32,148 shares of common stock were granted to Mr. Horvitz in his capacity as a consultant.  The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Redpoint had not expensed employee stock options granted prior to January 1, 2006.

(14)       All Other Compensation for Mr. Horvitz represents consulting fees Mr. Horvitz received in such capacity prior to joining Redpoint as its Chief Financial Officer.

(15)       On the Closing Date, in connection with the Merger Agreement, Dr. Bryant became the Vice President — Discovery Research of the Company.  Prior to the Closing Date, Dr. Bryant served at Redpoint as Vice President — Discovery Research.  The compensation shown in this table includes the amount Dr. Bryant received from Redpoint prior to the consummation of the Merger Agreement.

(16)       In 2005, Redpoint granted options to purchase 25,000 shares of common stock to Dr. Bryant.  The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Redpoint had not expensed employee stock options granted prior to January 1, 2006.

(17)       In 2004, Redpoint granted options to purchase 75,000 shares of common stock to Dr. Bryant.  The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Redpoint had not expensed employee stock options granted prior to January 1, 2006.

Long-Term Incentive Plan

There are no arrangements or plans in which the Company provides pension, retirement or similar benefits for directors or executive officers.  The Company does not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. F. Raymond	399,699	239,820		0.42	11/3/2014
Salemme

Dr. Susan M.	0	213,500		0.42	1/3/2016
Welsh

Scott Horvitz	21,144			0.42	12/17/2013
	12,760			0.42	5/26/2014
	96,594	63,286		0.42	11/3/2014
	19,388			0.42	11/3/2014

Dr. Robert	48,438	26,563		0.42	5/26/2014
W. Bryant	11,979	13,021		0.42	1/21/2015

Dr. Karnail S.	34,375			0.42	12/29/2007
Atwal

*  Dr. Atwal passed away during 2006.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joe Molica	$11,250	—	12,532*				23,782

*  Consists of stock options received by Mr. Molica during the fiscal year ended December 31, 2006 as a director of Redpoint.  Valuation is based on FAS 123(R).

Prior to the Closing Date, the management and oversight of the Company required less than four hours per month.  As the Company’s management was engaged in other full-time income producing activities, they did not receive any compensation from the Company, including director compensation.  However, as a result of the Merger, new management anticipates that it will pay compensation to its director(s) in the near future.  During the fiscal year ended December 31, 2006, Redpoint paid $11,250 to Joe Molica as director compensation.

Bonuses and Deferred Compensation

Except for the compensation and Plans disclosed herein regarding Redpoint prior to the Merger, the Company does not have any bonus, deferred compensation or retirement plan.  The Company’s subsidiary Redpoint has a cash bonus program for its executive officers and employers and a tax-qualified 401(k) defined contribution plan that is available to all eligible employees.  The Company currently does not have a compensation committee.  All decisions regarding compensation are determined by the Company’s entire Board of Directors.  New management of the Company plans to form a compensation committee in the near future.

Equity Compensation Plan

Prior to the close of the Merger and Offering, the Company did not have any securities authorized for issuance under any equity compensation plans.  Prior to the Merger, Redpoint maintained the 2003 Stock Plan providing for the issuance of up to 2,345,000 shares of its common stock and had issued under such Plan options exercisable into 1,950,413 shares of its common stock.  On March 12, 2007, our Board of Directors and stockholders approved and adopted the 2007 Plan, which provides for the issuance of up to 13,511,562 shares of Common Stock, subject to adjustment in certain circumstances.  In connection with the adoption of the 2007 Plan, the 2003 Stock Plan merged with and into the 2007 Plan and no additional grants may be made thereafter under the 2003 Stock Plan.  Outstanding grants under the 2003 Stock Plan will continue in effect in accordance with their terms as in effect before March 12, 2007 (subject to such amendments as the Committee (as defined below) determines, consistent with the 2003 Stock Plan, as applicable), and the shares with respect to outstanding grants under the 2003 Stock Plan will be issued or transferred under the 2007 Plan.  Upon the close of the Merger, the Company adopted and assumed Redpoint’s 2007 Plan.  The 2007 Plan, under which approximately 10,300,566 shares of Common Stock are now outstanding, is now the Company’s only plan in effect.

The purpose of the 2007 Plan is to advance the interests of the Company by providing an incentive to attract and retain qualified employees, directors, consultants and advisors.  Awards under the 2007 Plan may consist of grants of stock options, stock awards, stock units, stock appreciation rights, dividend equivalents and other stock-based awards.  Key terms of the 2007 Plan are as follows:

Administration

Our 2007 Plan may be administered by our Board of Directors or by a committee appointed by our Board of Directors, which we refer to as the Committee.  The Committee, if applicable, will consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act.  Our Board of Directors will approve and administer all grants made to non-employee directors.  In the absence of a specific designation by our Board of Directors to the contrary, the 2007 Plan will be administered by the Committee.  To the extent that our Board of Directors administers the 2007 Plan, references to the “Committee” herein refer to our Board of Directors.

Participation

The persons to whom grants are made under the 2007 Plan will be selected from time to time by the Committee, from among our and our subsidiaries’ employees, officers, directors, consultants and advisors.  All of our employees and the employees of our subsidiaries (including any employee who is a member of the Board) and non-employee directors are eligible to participate in the 2007 Plan.  Consultants and advisors are eligible to participate in the 2007 Plan if they render bona fide services to the Company and such services are not in connection with the offer and sale of securities in a capital-raising transaction and such consultants and advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

Stock Options

Under our 2007 Plan, the Committee may grant stock options, which may be either incentive stock options eligible for special tax treatment or non-qualified stock options, upon such terms as the Committee deems appropriate.  Incentive stock options may be granted only to our employees.

Under the provisions of the 2007 Plan authorizing the grant of stock options:

•                    the option price will be determined by the Committee; provided, however, that the option price for an incentive stock option may not be less than 100% of the fair market value of the shares of our Common Stock on the date of grant (110% for grants to an optionee owning more than 10% of our total combined voting power);

•                    the term during which each stock option may be exercised will be determined by the Committee; provided, however, that the term of any stock options may not exceed ten years from the date of grant (five years for grants to an optionee owning more than 10% of our total combined voting power);

•                    a stock option will become exercisable in accordance with such terms and conditions, consistent with the 2007 Plan, as may be determined by the Committee and specified in the individual grant instrument; provided, however, that the Committee may accelerate the exercisability of any or all outstanding options at any time for any reason;

•                    if a grantee terminates employment, any portion of the stock option that has become exercisable generally may be exercised within a specified time after termination of employment or service (i.e., the Plan provides, as a default, that options may be exercised for 90 days after termination of employment or service, or one year in the event of death or disability); and

•                    at the time of exercise of a stock option, the option price must be paid in full (i) in cash, (ii) unless the Committee determines otherwise, in shares of our Common Stock, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other means as the Committee may approve.

Stock Awards

Under our 2007 Plan, the Committee may issue or transfer shares of Common Stock to our employees, directors, consultants and advisors under a stock award, upon such terms as the Committee deems appropriate.

Under the provisions of the 2007 Plan authorizing stock awards:

•                    shares of Common Stock issued or transferred pursuant to stock awards may be issued or transferred for consideration or no consideration, and subject to restrictions or no restrictions, as determined by the Committee;

•                    the Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals; and

•                    during a period of time in which stock awards remain subject to restrictions, a grantee of a stock award may not generally sell, assign, transfer, pledge or otherwise dispose of the shares of a stock award.

Stock Units

Under our 2007 Plan, the Committee may grant stock units, each of which will represent one hypothetical share of Common Stock, to our employees, directors, consultants and advisors, upon such terms as the Committee deems appropriate.

Under the provisions of the 2007 Plan authorizing stock units:

•                    each stock unit represents the right of the grantee to receive a share of Common Stock or an amount of cash based on the value of a share of Common Stock, if and when certain conditions are met;

•                    the Committee may grant stock units that are payable if specified performance goals or other conditions are met, or under other circumstances;

•                    stock units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee; and

•                    payments with respect to Stock Units may be made in cash, Common Stock or any combination of the foregoing, as the Committee may determine.

Stock Appreciation Rights

Under our 2007 Plan, the Committee may grants stock appreciations rights, or SARs, to employees, directors, consultants and advisors separately or in tandem with any stock option.

Under the provisions of the 2007 Plan authorizing SARs:

•                    SARs granted in tandem with an option, which we refer to as Tandem SARs, may be granted either at the time the option is granted or at any time thereafter while the option remains outstanding; provided, however, that, in the case of an incentive stock option, SARs may be granted only at the time of the grant of the incentive stock option;

•                    the Committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to the per share exercise price of the related option or, if there is no related option, an amount equal to or greater than the fair market value of a share of Common Stock as of the grant date of the SAR;

•                    for Tandem SARs, the number of SARs granted to a grantee that are exercisable during a specified period may not exceed the number of shares of Common Stock that the grantee may purchase upon the exercise of the related option during such period, and upon the exercise of a stock option, the SARs relating to the Common Stock covered by such stock option will terminate;

•                    an SAR will be exercisable during the period specified by the Committee in its respective grant instrument, and the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason;

•                    when a grantee exercises an SAR, the grantee will receive in settlement of such SAR an amount equal to the value of the stock appreciation for the number of SARs exercised, which is the amount by which the fair market value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR; and

•                    the appreciation in an SAR may be paid in shares of Common Stock, cash or any combination of the foregoing, as determined by the Committee, and for purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock will be valued at their fair market value on the date of exercise of the SAR.

Other Stock-Based Awards

Under our 2007 Plan, the Committee may grant other stock-based awards, which are awards based on or measured by Common Stock, to our employees, directors, consultants and advisors, on such terms as the Committee may determine.

Under the provisions of the 2007 Plan authorizing other stock-based awards:

•                    other stock-based awards may be awarded subject to the achievement of performance goals or other conditions as the Committee may determine; and

•                    other stock-based awards may be payable in cash, shares of Common Stock, or any combination of the foregoing, as determined by the Committee.

Dividend Equivalents

Under our 2007 Plan, the Committee may grant dividend equivalents in connection with stock units or other stock-based awards.

Under the provisions of the 2007 Plan authorizing dividend equivalents:

•                    dividend equivalents may be paid currently or accrued as contingent cash obligations, as determined by the Committee; and

•                    dividend equivalents may be payable in cash or shares of Common Stock, and upon such terms as the Committee may establish in writing, including, without limitation, the achievement of specific performance goals.

Consequences of a Change of Control

In the event of a change of control (as defined by the 2007 Plan), unless the Committee determines otherwise, effective upon the date of the change of control, (i) all outstanding stock options and SARS will automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding stock awards will immediately lapse, and (iii) all stock units, other stock-based awards and dividend equivalents will become fully vested and will be paid at their target values, or in such greater amounts as the Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take one or more of the following actions with respect to any or all outstanding grants, as it deems appropriate: (i) require grantees to surrender their outstanding options and SARs in exchange for one or more payments by the Company in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of Common Stock subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, (ii) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Amendment and Termination of the 2007 Plan

Our Board of Directors may at any time amend or terminate the 2007 Plan; provided, however, that the Board may not amend the 2007 Plan without stockholder approval if such approval is required in order to comply with the Internal Revenue Code or other applicable law, or to comply with other applicable stock exchange requirements.  In addition, if stock awards, stock units, other stock-based awards or dividend equivalents are granted as “qualified performance-based compensation,” within the meaning of section 162(m) of the Internal Revenue Code, the 2007 Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the “qualified performance-based compensation” provisions of the 2007 Plan, if required by section 162(m) of the Internal Revenue Code or the regulations thereunder.

The 2007 Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the 2007 Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.  A termination or amendment of the 2007 Plan that occurs after a grant is made will not materially impair the rights of a grantee unless the grantee consents or unless the Committee acts to comply with applicable law.  In addition, the termination of the 2007 Plan will not impair the power and authority of the Committee with respect to an outstanding grant.

The foregoing summary of the 2007 Plan is qualified by reference to the full text of the 2007 Plan which is attached as Exhibit 10.15 to this Form 8-K and is incorporated by reference herein.

Employment Contracts, Termination of Employment and Change of Control Arrangements

The Company’s wholly-owned subsidiary, Redpoint, has employment agreements with certain key executives, providing for base salaries plus performance incentive bonuses.

Dr. F. Raymond Salemme is currently employed by Redpoint as Chief Executive Officer pursuant to an employment agreement dated June 1, 2004.  Such employment agreement provides for a monthly base salary of $25,000 ($300,000 per year).  Pursuant to his employment agreement, Dr. Salemme is also eligible for certain other benefits paid for by Redpoint, including, among other things, annual bonuses, long-term incentive compensation and health care insurance coverage.  Dr. Salemme’s employment is “at will” and not for any specified period of time.  Pursuant to the terms of the employment agreement, if Redpoint terminates his employment without cause or if he terminates his employment for good reason, Dr. Salemme is entitled to receive his monthly salary, benefits and the vesting of stock options for 12 months.  If Redpoint terminates his employment for cause, Dr. Salemme is not entitled to any subsequent payments.

Dr. Susan M. Welsh is currently employed by Redpoint as President pursuant to an employment agreement dated December 28, 2005.  Such employment agreement provides for a monthly base salary of $21,666.66 ($260,000 per year).  Pursuant to her employment agreement, Dr. Welsh is also eligible for certain other benefits paid for by Redpoint, including, among other things, annual bonuses, long-term incentive compensation and health care insurance coverage.  Dr. Welsh’s employment is “at will” and not for any specified period of time.  Pursuant to the terms of the employment agreement, if Redpoint terminates her employment without cause, Dr. Welsh is entitled to receive her monthly salary, benefits and the vesting of stock options for six months.  If Redpoint terminates her employment for cause, Dr. Welsh is not entitled to any subsequent payments.

Scott Horvitz is currently employed by Redpoint as Chief Financial Officer pursuant to an employment agreement dated June 28, 2004.  Such employment agreement provides for a monthly base salary.  Mr. Horvitz’s current monthly salary is $18,414, or $220,973 on an annual basis.  Pursuant to his employment agreement, Mr. Horvitz is also eligible for certain other benefits paid for by Redpoint, including, among other things, annual bonuses, long-term incentive compensation and health care insurance coverage.  Mr. Horvitz’s employment is “at will” and not for any specified period of time.  Pursuant to the terms of the employment agreement, if Redpoint terminates his employment without cause, Mr. Horvitz is entitled to receive his monthly salary, benefits and the vesting of stock options for 12 months.  If Redpoint terminates his employment for cause, Mr. Horvitz is not entitled to any subsequent payments.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s equity securities which are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon a review of the Forms 3, 4 and 5 (and amendments thereto) furnished to the Company for the fiscal year ended December 31, 2006, the Company has determined that the Company’s directors, officers and greater-than-10% beneficial owners complied with all applicable Section 16 filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company

Except with respect to the Merger Agreement and as described below, none of the Company’s directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to the Company’s outstanding shares, nor any of the Company’s promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction for the past two years or in any presently proposed transaction to which the Company was or is to be party.  None of the Company’s directors or officers is indebted to the Company.

On May 9, 2006, Halter, Heitz and the Company entered into a Put Option Agreement (the “Put Option Agreement”) providing that Heitz may require Halter to purchase up to 50,000 shares of Common Stock at a price per share of $3.00 at any time during the period of time commencing January 2007 and ending six months after the Company’s completion of a transaction whereby the Company acquires operating control, or substantially all of the assets, of a privately held corporation generating revenues as reported in financial statements audited in conformity with GAAP.  In addition, under the terms of the Put Option Agreement and pursuant to the terms of the Merger Agreement, immediately following the closing of the Merger, Heitz delivered to the Company 1,150,000 shares of Common Stock of the Company, which were cancelled upon the effectiveness of the Merger, and, in exchange, the Company distributed its entire membership interest in Robcor LLC to Heitz.  Under the Merger Agreement, Heitz assumed all of the pre-closing liabilities of Robcor LLC of any kind whatsoever immediately following the closing of the Merger.

Redpoint Bio Corporation

The following is a description of transactions since Redpoint’s inception to which Redpoint has been a party, in which the amount involved in the transaction exceeds $60,000, and in which any of Redpoint’s directors, executive officers or holders of more than 5% of Redpoint’s capital stock had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under “Employment Contracts, Termination of Employment and Change of Control Arrangements”.  Redpoint believes the terms obtained or consideration that Redpoint paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Preferred Stock Financing Transactions

Redpoint closed its Series A financing in November 2004 and raised a total of $13.5 million.  As part of the Series A financing, Redpoint entered into a Series A convertible preferred stock purchase agreement, dated November 10, 2003, with NJTC Venture Fund SBIC, L.P., Cargill, Incorporated, Danisco Venture A/S, S.R. One, Ltd, E. I. du Pont de Nemours and Company, Aperture Capital, LP, RK Ventures Group, LLC, and other investors.  At the initial closing under the Series A purchase agreement in November 2003, Redpoint sold 1,671,582 shares of Series A convertible preferred stock at a purchase price of $2.10 per share, or Series A Preferred Stock, and 236,987 shares of junior convertible preferred shares at a purchase price of $2.10 per share.  In December 2003, Redpoint sold 238,095 shares of Series A Preferred Stock to S.R. One, Ltd.  In a subsequent closing under the Series A purchase agreement in May 2004, Redpoint sold 2,259,256 shares of Series A Preferred Stock at a purchase price of $2.10 per share.  In the final closing under the Series A purchase agreement in November 2004, Redpoint sold

2,275,902 shares of Series A Preferred Stock at a purchase price of $2.10 per share.  Of the 6,444,835 shares of Series A Preferred Stock sold by Redpoint, a total of 6,350,777 shares were sold to Redpoint’s executive officers, directors and greater than 5% stockholders, and persons associated with them.

Under Redpoint’s investor rights agreement entered into in connection with the Series A financing, some of Redpoint’s stockholders are entitled to registration rights.  Further, under Redpoint’s stockholders agreement in connection with the Series A financing, Redpoint agreed with certain stockholders to restrictions on the issuance and transfer of shares of Redpoint’s capital stock, and to voting rights relating to the election of directors, all of which restrictions and voting rights are not applicable to, and have terminated upon the closing of, the Offering.

The holders of the Redpoint Series A Preferred Stock and Redpoint Junior Preferred Stock agreed to convert their securities into an aggregate of 22,774,949 shares of Common Stock (including all accrued dividends through the Closing Date) upon the closing of the Offering.  In addition, such holders have agreed to waive their anti-dilution and registration rights under their investor rights agreement, which agreement has been terminated upon consummation of the Offering, and enter into a separate registration rights agreement.

Stock Redemption Agreement

In January 2003, Redpoint entered into a stock redemption agreement with a former officer requiring Redpoint to make aggregate payments of $275,000 for the repurchase of shares of Redpoint Common Stock.  In November 2003, Redpoint repurchased 243,804 shares of Redpoint Common Stock in accordance with the stock redemption agreement, which specified that the former officer was to retain a 3% ownership interest in Redpoint upon the closing of the Series A financing, subject to certain dilution protections and certain conditions.  As of December 31, 2005, the amount due to the former officer was repaid.

License Agreement with Mount Sinai School of Medicine of New York University

Redpoint has licensed the rights to certain patents and pending patents in the area of taste receptors and taste inhibitors from Mount Sinai School of Medicine, a stockholder of Redpoint.  On April 2, 2002, Redpoint entered into an amended and restated license agreement with Mount Sinai School of Medicine of New York University, effective as of April 2, 2002, pursuant to which Mount Sinai School of Medicine granted Redpoint a license to use, sell or otherwise commercialize the products covered by certain patents and pending patents in the area of taste receptors and taste inhibitors.  Mount Sinai School of Medicine has certain U.S. and foreign patents pending relating to the portfolio of taste receptor and taste inhibitors developed by Dr. Robert Margolskee while he was an investigator at the Howard Hughes Medical Institute.

Under the amended license agreement, Redpoint paid to Mount Sinai School of Medicine a payment of $130,000.  In addition, Redpoint is required to pay royalties on future sales, if any, of certain products covered by the license agreement.  Commencing in July 2004, Redpoint is obligated to pay a minimum annual fee, creditable against royalties, of $25,000 to Mount Sinai School of Medicine through the expiration of the last-to-expire patent application or patent.  At the close of the Offering and the Merger, Mount Sinai School of Medicine will own 982,575 shares of Common Stock.

The term of the license agreement continues until the last patent application and patent expires.  Redpoint estimates the term of the license agreement to be through December 2019.  The license agreement may be terminated by either party for cause.

Agreement with Robert F. Margolskee

In connection with Redpoint’s Series A financing, on May 26, 2004, Redpoint entered into the Second Amendment to the Transfer Agreement with Robert F. Margolskee, M.D., Ph.D., Redpoint’s founder and Chairman of Redpoint’s Scientific Advisory Board, and Justin M. Margolskee, as custodian for each of Alison J. Margolskee, Andrew J. Margolskee and Daniel P. Margolskee. Under the Second Amendment to the Transfer Agreement, Redpoint agreed that Dr. Margolskee will be entitled to anti-dilution protection for any securities issued that result in proceeds to Redpoint up to an aggregate of $40 million, whether or not such securities are part of the same financing in which the threshold is met.  Pursuant to such contractual anti-dilution provisions as a result of the Offering, the conversion of certain outstanding securities and the purchase by Dr. Margolskee of shares of Common Stock in the Offering, Dr. Margolskee and affiliates of Dr. Margolskee received an aggregate of 3,539,880 shares of Common Stock and 15,301 Investor Warrants.  Dr. Margolskee’s anti-dilution protection terminated upon completion of the Offering.

Redpoint entered into a consulting agreement with Dr. Margolskee in November 1997, which was subsequently amended in October 2001 and November 2003, under which Dr. Margolskee will provide professional services and serve as the Chairman of Redpoint’s Scientific Advisory Board.  Under this amended consulting agreement, Redpoint pays Dr. Margolskee $1,600 per day for consulting services.  In 2005, Redpoint paid Dr. Margolskee $28,735 for services performed in 2005, and in 2004, Redpoint paid Dr. Margolskee $37,225 for services performed in 2004 and $100,260 for services performed in 2002 to 2003.

Advisory Agreement

Prior to the consummation of the Merger, Redpoint entered into an advisory agreement with Halter Financial Group, L.P., or HFG.  Under the advisory agreement, HFG provided certain advisory and consulting services related to the Merger as specifically enumerated in the advisory agreement in return for $350,000 to be paid on the Closing Date.

LEGAL PROCEEDINGS

The Company’s management knows of no material existing or pending legal proceedings or claims against the Company, nor is the Company involved as a plaintiff in any material proceeding or pending litigation.  To the Company’s knowledge, no director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the Company’s securities, or any associate of any such director, officer or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in reference to pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol “OTCBB:RBCR”.  The Robcor Common Stock commenced trading in February 2006.  The prices set forth below reflect the quarterly high and low bid information for shares of Common Stock since its inception.  These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

	High	Low
2006 Quarter Ended
December 31, 2006	$4.00	$3.00
September 30, 2006	1.80	1.80
June 30, 2006	3.00	1.01
March 31, 2006	2.60	1.70

As of March 12, 2007, there were approximately 297 holders of record of our Common Stock after the Closing of the Merger and the Offering.

We have not declared or paid any cash dividends on Common Stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future.  Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements, and other factors deemed relevant by our Board of Directors.

Our independent stock transfer agent is Securities Transfer Corporation, located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.  Their telephone number is (469) 633-0101.

RECENT SALES OF UNREGISTERED SECURITIES

See Item 1.01.

DESCRIPTION OF REGISTRANT’S SECURITIES

Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock and 20,000,000 shares of preferred stock.  Each share of Common Stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote.  No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities.  No shares of Common Stock are subject to redemption or any sinking fund provisions.  All the outstanding shares of Common Stock are fully paid and non-assessable.  Subject to the rights of the holders of the  preferred stock, if any, our stockholders of Common Stock are entitled to dividends when, as and if declared by our Board of Directors from funds legally available therefore and, upon liquidation, to a pro-rata  share in any  distribution  to stockholders.  We do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Pursuant to our Articles of Incorporation, our Board of Directors has the authority, without further stockholder approval, to provide for the issuance of up to 20 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.  Our Board of Directors has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of Common Stock.  No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Registration Rights

The Company intends to file a “resale” registration statement with the SEC covering all shares of Common Stock issued in the Offering and in connection with the Merger, including shares of Common Stock into which any warrants are exercisable, no later than 60 days after the close of the Offering. The Company will use its best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 150 days after the final closing of the Offering, and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier.  If the “resale” registration statement is not timely filed or timely declared effective by the SEC, a 1% penalty will be assessed until the registration statement is either filed or declared effective, capped at 12%.  The penalty will be payable monthly in either cash or additional shares of Common Stock, as determined by the Company.

Certain stockholders of Redpoint were also parties to an existing investor rights agreement, dated November 10, 2003 (the “Investor Rights Agreement”).  Subject to limited exceptions, the holders of at least 25% of the shares subject to the Investor Rights Agreement could have requested registration under the Securities Act provided that any such request included at least 25% of the registrable securities held by such requesting holders or included an aggregate offering price of at least $5 million.  Pursuant to the Written Consent, the requisite number of holders have approved the termination of the Investor Rights Agreement and entered into a separate registration rights agreement (the “Registration Rights Agreement”), by and among Redpoint and the signatories to the original Investor Rights Agreement, whereby such signatories are granted certain registration rights as previously provided to them in the Investor Rights Agreement.

Shares Eligible for Future Sale

Upon completion of the Merger and the Offering, Robcor had 62,584,328 shares of Common Stock outstanding.  Of these shares, 1,391,000 shares of Common Stock will be freely tradeable without further restriction or further registration under the Securities Act, except for those shares purchased by an “affiliate” of Robcor (in general, a person who has a control relationship with the company) which will be subject to the limitation of Rule 144 adopted under the Securities Act (“Rule 144”).  The remaining shares (61,193,328) are deemed to be “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act.  The “restricted” shares will not be registered under the Securities Act and may be transferred only pursuant to a registration under the Securities Act or pursuant to an available exemption from registration, such as Rule 144 under the Securities Act.  Under Rule 144, restricted securities may be sold into the public market, subject to holding period, volume, manner of sale, public information, filing and other limitations set forth under Rule 144.  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an “affiliate” of ours (i.e., directors, officers and 10% stockholders), as defined under the Securities Act, is entitled to sell, within any three-month period, an amount of shares that together with all other sales of restricted securities of the same class (including, for “affiliates”, sales of other non-restricted securities of the same class) does not exceed the greater of:

•                  the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale (Note: Since Common Stock trades only on the OTC-BB, this volume measure will not apply), or

•                  1% of the shares then outstanding.

In order for a stockholder to rely on Rule 144, we must have available adequate current public information with respect to its business and financial status.  A person who is not deemed to be an affiliate and has not been an affiliate for the most recent three months, and who has held restricted shares for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the various resale limitations of Rule 144.

Under Rule 144, the holding periods will commence as of the Effective Time for existing Redpoint stockholders who receive shares of Common Stock in the Merger.  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Robcor.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The current Robcor By-laws and Articles of Incorporation do not expressly provide for the indemnification of our directors and officers.  Redpoint’s Amended and Restated Certificate of Incorporation and Amended and Restated By laws provide that Redpoint will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of our company or serves or served at our request as a director, officer or employee of another corporation or entity. We anticipate amending the Articles of Incorporation and By-laws to provide for indemnification provisions similar to those provided under Redpoint’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in the near term. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have filed a registration statement and disclosure documents with the SEC in the past.  You  may find more information by referencing these filings.  The Company’s filings and the exhibits and schedules filed with the SEC may be inspected at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the filings may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.  The commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or from the SEC’s website.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 9.01.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 3.03 Material Modification to Rights of Security Holders.

Item 5.01 Changes in Control of Registrant.

See Item 1.01 and 2.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 2.01.

Item 5.06 Change in Shell Company Status.

As a result of the consummation of the Merger described in Items 1.01 and 2.01 of this Current Report, we believe that the Company is no longer a shell corporation, as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a), Redpoint’s audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 are filed with this Current Report.

(b)  Pro forma financial information.

In accordance with Item 9.01(b), filed herewith is the pro forma consolidated financial statements of the Company and Redpoint for the requisite periods.

(d)  Exhibits

The Company hereby agrees to provide the SEC upon request any omitted schedules or exhibits to the documents listed in this Item 9.01.

ROBCOR PROPERTIES, INC.

LIST OF EXHIBITS FILED WITH 8-K

Exhibit Nos.

2.1

Agreement and Plan of Merger, dated as of March 12, 2007, by and among Redpoint Bio Corporation, on the one hand, and Robcor Properties, Inc., Robcor Acquisition Corp., Robcor LLC, Halter Financial Investments, L.P. and Michael Heitz (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 13, 2007).

4.1	Form of Warrant issued by the Company to investors in the Offering, filed herewith.

4.2	Placement Agent Warrant, dated March 12, 2007, filed herewith.

10.1	Amended and Restated License Agreement, effective as of April 2, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp., filed herewith.

10.2	First Amendment to Amended and Restated License Agreement, dated as of November 10, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp., filed herewith.

10.3	Master Security Agreement, dated as of February 16, 2005, by and between Oxford Finance Corporation and Linguagen Corp., filed herewith.

10.4	Lease Agreement, dated December 9, 2002, by and between Eastpark at 8A and Linguagen Corp, filed herewith.

10.5	Lease Agreement, dated as of September 30, 2005, between Albert Einstein Healthcare Network and Linguagen Corp., filed herewith.

10.6

Amendment to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., effective as of June 1, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp., filed herewith.

10.7

Amendment No. 2 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of August 4, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp., filed herewith.

10.8

Amendment No. 3 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of January 2, 2007, by and between Redpoint Bio Corporation and Albert Einstein Healthcare Network, filed herewith.

10.9	Lease Agreement, dated as of November 28, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp., filed herewith.

10.10	First Amendment to Lease Agreement, dated as of October 25, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp., filed herewith.

10.11	Employment Agreement, dated May 25, 2004, between Linguagen Corp. and Dr. Raymond Salemme, filed herewith.

10.12	Employment Agreement, dated December 28, 2005, between Linguagen Corp. and Dr. Susan M. Welsh, filed herewith.

10.13	Employment Agreement, dated June 28, 2004, between Linguagen Corp. and Scott Horvitz, filed herewith.

10.14	Form of Lockup Agreement by officers, directors, and certain stockholders filed herewith.

10.15	2007 Omnibus Equity Compensation Plan, filed herewith.

10.16

Registration Rights Agreement, dated March 12, 2007, by and among Robcor, National Holdings Corporation, Brean Murray, Carret & Co., LLC and the parties set forth on the signature page and Exhibit A thereto, filed herewith.

10.17	Registration Rights Agreement, dated March 12, 2007, by and among Robcor and certain existing stockholders of Redpoint, filed herewith.

10.18	Placement Agency Agreement, dated December 4, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC, filed herewith.

10.19	Amendment No. 1 to the Placement Agency Agreement, dated March 6, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC, filed herewith.

10.20	Advisory Agreement, dated March 8, 2007, by and between Halter Financial Group, L.P., and Redpoint Bio Corporation, filed herewith.

17.1	Letter from Timothy P. Halter resigning as a director and officer of the Company, dated March 12, 2007, filed herewith.

21.1	List of Subsidiaries, filed herewith.

99.1	Redpoint Bio Corporation financial statements for the fiscal years ended December 31, 2006 and 2005 (audited), filed herewith.

99.2	Redpoint Bio Corporation unaudited pro forma consolidated balance sheet as of December 31, 2006 and unaudited consolidated statement of operations for the year ended December 31, 2006, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2007

ROBCOR PROPERTIES, INC.

By:	/s/ F. Raymond Salemme, Ph.D.
F. Raymond Salemme, Ph.D.
Chief Executive Officer

ROBCOR PROPERTIES, INC.

LIST OF EXHIBITS FILED WITH 8-K

Exhibit Nos.
2.1

Agreement and Plan of Merger, dated as of March 12, 2007, by and among Redpoint Bio Corporation, on the one hand, and Robcor Properties, Inc., Robcor Acquisition Corp., Robcor LLC, Halter Financial Investments, L.P. and Michael Heitz (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 13, 2007).

4.1	Form of Warrant issued by the Company to investors in the Offering, filed herewith.

4.2	Placement Agent Warrant, dated March 12, 2007, filed herewith.

10.1	Amended and Restated License Agreement, effective as of April 2, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp., filed herewith.

10.2	First Amendment to Amended and Restated License Agreement, dated as of November 10, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp., filed herewith.

10.3	Master Security Agreement, dated as of February 16, 2005, by and between Oxford Finance Corporation and Linguagen Corp., filed herewith.

10.4	Lease Agreement, dated December 9, 2002, by and between Eastpark at 8A and Linguagen Corp, filed herewith.

10.5	Lease Agreement, dated as of September 30, 2005, between Albert Einstein Healthcare Network and Linguagen Corp., filed herewith.

10.6

Amendment to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., effective as of June 1, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp., filed herewith.

10.7

Amendment No. 2 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of August 4, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp., filed herewith.

10.8

Amendment No. 3 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of January 2, 2007, by and between Redpoint Bio Corporation and Albert Einstein Healthcare Network, filed herewith.

10.9	Lease Agreement, dated as of November 28, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp., filed herewith.

10.10	First Amendment to Lease Agreement, dated as of October 25, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp., filed herewith.

10.11	Employment Agreement, dated May 25, 2004, between Linguagen Corp. and Dr. Raymond Salemme, filed herewith.

10.12	Employment Agreement, dated December 28, 2005, between Linguagen Corp. and Dr. Susan M. Welsh, filed herewith.

10.13	Employment Agreement, dated June 28, 2004, between Linguagen Corp. and Scott Horvitz, filed herewith.

10.14	Form of Lockup Agreement by officers, directors, and certain stockholders filed herewith.

10.15	2007 Omnibus Equity Compensation Plan, filed herewith.

10.16

Registration Rights Agreement, dated March 12, 2007, by and among Robcor, National Holdings Corporation, Brean Murray, Carret & Co., LLC and the parties set forth on the signature page and Exhibit A thereto, filed herewith.

10.17	Registration Rights Agreement, dated March 12, 2007, by and among Robcor and certain existing stockholders of Redpoint, filed herewith.

10.18	Placement Agency Agreement, dated December 4, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC, filed herewith.

10.19	Amendment No. 1 to the Placement Agency Agreement, dated March 6, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC, filed herewith.

10.20	Advisory Agreement, dated March 8, 2007, by and between Halter Financial Group, L.P., and Redpoint Bio Corporation, filed herewith.

17.1	Letter from Timothy P. Halter resigning as a director and officer of the Company, dated March 12, 2007, filed herewith.

21.1	List of Subsidiaries, filed herewith.

99.1	Redpoint Bio Corporation financial statements for the fiscal years ended December 31, 2006 and 2005 (audited), filed herewith.

99.2	Redpoint Bio Corporation unaudited pro forma consolidated balance sheet as of December 31, 2006 and unaudited consolidated statement of operations for the year ended December 31, 2006, filed herewith.